UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2/A
                                FIRST AMENDMENT

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             AUTO DATA NETWORK, INC.


                 (Name of small business issuer in its charter)


         Delaware                                             7389
 (State or jurisdiction of                              (Primary Standard
incorporation or organization)                      Classification Code Number)


                                   13-3944580
                        (IRS Employer Identification No.)

                         5 Century Place, Lamberts Road,
                      Tunbridge Wells, Kent, United Kingdom
                               011 44 1892 511 566
        (Address and telephone number of principal executive offices and principal place of business)

                   Christopher Glover, Chief Executive Officer
                        1 Rockefeller Plaza - Suite 1600
                            New York, New York 10020
                                 (212) 521-4497
           (Name, address, and telephone number of agent for service)

                          Copies of communications to:
                            L. STEPHEN ALBRIGHT, ESQ.
                       17337 Ventura Boulevard, Suite 208
                            Encino, California 91316
                                 (818) 789-0779

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

                                                       Proposed
                                       Proposed         maximum
  Title of                             maximum         aggregate      Amount of
securities to      Amount to be     offering price     offering     registration
be registered       registered       per share(1)       price(2)         fee
--------------------------------------------------------------------------------

Common Stock      2,140,641 shares      $2.15          $4,602,378      $583.15
underlying
Series D-1
Preferred Stock
(common stock
par value $0.0001
per share) (2)
--------------------------------------------------------------------------------

Common Stock         42,812 shares      $2.15             $92,046       $11.66
underlying
Penalty Warrants
issued in
connection with
Series D-1
Preferred Stock
(common stock par
value $0.0001 per
share) (2)
--------------------------------------------------------------------------------

Common Stock      2,660,600 shares      $2.15          $5,720,290     $724.76
underlying
Series D-21
Preferred Stock
(common stock
par value $0.0001
per share) (4)(2)
--------------------------------------------------------------------------------

Common Stock        759,203 shares      $2.15          $1,632,286      $206.81
owned by various
shareholders
(common stock par
value $0.0001 per
share) (3)

Total Fee                                                            $1,526.38


(1) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the bid and ask prices per share of our common stock, as reported on the OTC Bulletin Board, on November 10, 2004. Total Filing Fee is $1,526.38 for which $801.62 was due and paid upon the filing of the initial registration statement, leaving a filing fee balance due of $724.76.

(2) The holders of "Series D-1 Preferred Stock" may convert their shares of preferred stock to common stock on a one-to-one conversion ratio. Further, in accordance with the provisions of the Penalty Warrants, each holder of D-1 Preferred Stock has received warrant to purchase additional shares of D-1 Preferred Stock in an amount equal to 2% of the shares owned, at an exercise price of $1.90 per share. Upon exercise, the additional shares of D-1 Preferred Stock may be converted into shares of common stock. The shares of common stock underlying the additional shares of preferred stock are being registered.

(3) 759,203 shares of common stock held by six (6) selling shareholders are being registered. These shares were issued to this selling shareholders in earlier transactions. These shares of common stock do not have any warrants or other stock rights associated with them.

(4) On February 28, 2005, the Company will owe a payment of not less than 2,660,600 shares of the Company's common stock to the Selling Shareholders as consideration for the Company's acquisition of CarParts Technologies, Inc. This amount includes 335,350 shares that may be issued to certain employees as consideration for the acquisition.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


                                   PROSPECTUS

                 Dated: November __, 2004 Subject to completion

                        5,603,356 SHARES OF COMMON STOCK

                             AUTO DATA NETWORK, INC.

We have prepared this prospectus to allow certain of our current stockholders to sell up to 5,603,356 shares of our common stock. We are not selling any shares of common stock under this prospectus. The shares of common stock that we are registering for resale include shares of common stock that may be issued upon the conversion of Series D-1 Preferred Stock and additional shares to be issued pursuant to the penalty warrant provisions of Series D-1 Preferred Stock. Up to 42,812 shares of preferred stock will be issued upon the exercise of the penalty warrants and each share of preferred stock may be converted into a share of common stock. The selling stockholders listed on page 26 may sell these shares from time to time after this Registration Statement is declared effective by the Securities & Exchange Commission.

In addition, we are registering 2,660,600 shares of common stock underlying the Series D-2 Preferred Stock. These shares of common stock represent the maximum number of shares of stock that can be issued to the Selling Shareholders on February 28, 2005, the date on which the number of shares of D-2 Preferred Stock to be delivered to the Selling Shareholders is to be determined. Regardless of what the final determination may be, the maximum number of shares will not change. Further, the Selling Stockholders will not be permitted to sell these shares until: (i) this Registration Statement is declared effective by the Securities & Exchange Commission; and, (ii) a final determination of the number of D-2 Preferred Shares is made on or after February 28, 2005.

The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds received by the selling stockholders.

Our common stock is quoted on the OTC Bulletin Board under the symbol "ADNW.OB." On November 10, 2004, the last reported sales price of our common stock as reported by the OTC Bulletin Board was $2.15 per share.

We urge you to read carefully the "Risk Factors" section beginning on page 18 where we describe specific risks associated with an investment in Auto Data Network, Inc. and these securities before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is November __, 2004.

                                TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
PART I

Prospectus Summary ...............................................      5
Risk Factors .....................................................     18
Disclosure Regarding Forward Looking Statements ..................     23
Use of Proceeds ..................................................     24
Determination of Offering Price ..................................     24
Dilution .........................................................     24
Selling Security Holders .........................................     25
Plan of Distribution .............................................     28
Legal Proceedings ................................................     31
Management .......................................................     32
Security Ownership of Certain
   Beneficial Owners & Management ................................     33
Description of Securities ........................................     34
Interests of Named Experts and Counsel ...........................     36
Disclosure of Commission Position or Indemnification
   for Securities Act Liabilities ................................     36
Description of Business ..........................................     38
Management's Discussion and Analysis or Plan
   of Operation ..................................................     52
Description of Property ..........................................     55
Certain Relationships and Related Transactions ...................     55
Market for Common Equity and Related Stockholder
   Matters........................................................     56
Executive Compensation ...........................................     58
Changes and Disagreements with Accountants on
   Accounting and Financial Disclosures ..........................     58
Financial Information ............................................     59
                                             ..........& F-1 through F-21

PART II

Indemnification of Directors and Officers  ........................     i
Other Expenses of Issuance and Distribution .......................    ii
Recent Sales of Unregistered Securities ...........................    ii
Exhibits ..........................................................    iv
Undertakings ......................................................    vi

Back Cover of Prospectus                                 (no page number)


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF THE COMPANY'S COMMON STOCK IN JURISDICTIONS WHERE OFFERS


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


AND SALES ARE PERMITTED. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.


                               PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding us and the securities being offered for sale by means of this prospectus and our financial statements and notes to those statements appearing elsewhere in this prospectus. The summary highlights information contained elsewhere in this prospectus.

CORPORATE INFORMATION/BACKGROUND

Our principal executive offices are located at 5 Century Place, Lamberts Road, Tunbridge Wells Kent, TN2 3EH United Kingdom and our phone number, including country code is 011 44 1892 511 566.

Auto Data Network Inc ("the Company") was formed as a Delaware corporation on November 6, 1996, under the name Medic Media Inc. On March 30, 1999, Medic Media changed its name to AMAC, Inc. and became engaged in the development and manufacture of amphibious vehicles. However, anticipated market demand did not materialize and the company decided to change direction and pursue a different strategy for returning value to shareholders. On October 2, 2001, the Company acquired all of the outstanding shares of Europortal Inc T/A AutoData Group ("ADG") in exchange for the sale of 95% of the outstanding shares of the Company to the former stockholders of ADG. The remaining 5% equity was retained by original AMAC, Inc. stockholders. The effect of this transaction was a change in control of the Company, ceding corporate control to the former stockholders of ADG. In acquiring ADG the Company became the owner of Automotive Data Network Ltd., formerly All Group Holdings Ltd., a UK holding company. On October 4, 2001 the Company changed its name to Auto Data Network, Inc. The acquisition of Eurportal Inc by AMAC , Inc was considered to be a reverse merger because of the respective sizes of the two entities and Europortal, Inc became the accounting acquirer.

THE COMPANY

Auto Data Network, Inc. (referred to as "us", "we" or "Company") is a group of established companies which provide software products and services to the automotive industry. Our main customers are auto dealerships in a marketplace which consists of approximately 78,000 dealers in North America and 92,000 dealers in Europe. The Company estimates that this represents a $15 billion market for software and services specifically for auto dealerships. The Company supplies a suite of software solutions and services that enable dealerships to run their businesses more efficiently and achieve considerable cost savings. The majority of the company's current solutions are focused on serving the aftermarket and finance areas of automobile dealerships. These areas are of particular importance since we estimate that the aftermarket business is responsible for 48% of a dealerships' profits generated from 12% of their overall revenue. We estimate that the second most profitable area is vehicle finance and insurance which contributes 35% of profits from 2% of revenues.

Our open business automation and distribution channel eCommerce products and services are designed for industry participants interested in relevant, real-time data related to the purchase and sale of motor vehicles and automotive parts and related services in specific markets. Our operations are conducted through our four subsidiaries (collectively, the "Group") and using our solutions, many companies now generate new sales, operate more cost efficiently, accelerate inventory turns and maintain stronger relationships with suppliers and customers. The Group generates sales from its two divisions, aftermarket service products and information services. These divisions supply real time and transactional services to manufacturers, retailers and consumers producing industry-wide revenue generation, communication and information collection.

The Company's principal target market for business solutions is the auto dealership sector. We provide a suite of software solutions that enable dealerships to run their businesses more efficiently and offer a range of business services that help maintain and enhance dealership profitability in the aftermarket area. The company's retail options focus on delivering innovative car retailing solutions for consumers and small businesses that dovetail into a number of our aftermarket business solutions.

Underpinning all of these services is the development of the Company's "unique" digital information network called 'Orbit'. Orbit is a data warehouse hub designed to extract and integrate data from a variety of software sources a within the automotive industry. This consolidated data is then packaged into an enriched format for access by subscribing automotive clients to help increase the efficiency of their business.

The company's primary market is automotive dealerships, of which there are approximately 78,000 in North America and 92,000 in Europe, representing a $15 billion market for related software and services. The company offers a suite of software products that provides an integrated solution to all operational aspects of an automotive dealership. We have a full suite of UK-based data and data applications, dealerships to operate their businesses more efficiently and achieve considerable cost savings. The suite of software is easily deployed and provides solutions to increasingly valuable and important areas of a dealership business, such as aftermarket and finance, which generate 48% of a dealership's profits from 12% of overall revenues, and 35% of profits from 2% of revenues respectively.

The company's software is designed and retailed in a modular frame-work. This allows dealerships to select the software products and services most suited to their current business needs. This frame-work approach ensures that each software module can communicate with the next, and so critical business information can be shared in real-time. Moreover, this integration creates an information platform across all businesses which use our software, allowing each participant to benefit from relevant, real-time data related to the purchase and sale of motor vehicles, automotive parts and related services in specific markets.

The company's customers are able to generate new sales, operate more cost efficiently, accelerate inventory turns and maintain stronger relationships with suppliers and customers. From its four principal subsidiaries, the company generates sales from two product segments; aftermarket service products and information services. These two segments supply real-time, transactional services to manufacturers, dealerships and consumers, producing industry-wide revenue generation, communication, and information collection and collaboration.

The Company's executive team has extensive operating experience, delivering to its strategic roadmap through establishing strong relationships with leading participants in the British, European and North American automotive industry.

The company's strategy has been developed to reinforce and increase market share by leveraging existing relationships in different automotive distribution channels and providing a broad range of solutions, information and service offerings.

This strategy is supported by the objectives of the management;

         o        To accomplish and capitalize on industry integration; and

         o        To  deliver  and  expand  our  offering  of  information   and
                  solutions to our subscribers.

Since inception, the company has acquired nine separate businesses in these areas and developed two internally. The key to the successful integration of various industry infrastructures will be the creation and maintenance of an information architecture designed to ensure that all data that is captured is evaluated, structured and repackaged in a suitable, value-added format for resale.

The Company plans to expand its service offering. Revenues will increasingly be generated through subscriptions to our services and information products and transaction fees. The company intends to increase the depth of information services offered to customers, in order that the specific data needs of industry participants can best served. This will widen the potential customer base and provide the company the opportunity to increase access charges as the service offering becomes more differentiated.

INFORMATION SUPPORT AND SERVICES

As a software and information services company, the company's integrated product, service, training and technology solutions enable automotive retailers and other companies in their supply chain to manage their businesses profitably and serve their customers efficiently.

OUR MARKETPLACE

The sales, distribution, servicing and after-market industry for motor vehicles is large and represents $1.7 trillion of economic activity in North America alone. The market is hungry for change and the introduction of new products and services which make conducting business more efficient and offer new opportunities for revenue generation. Technologies such as the Internet, broadband data transmission, wireless and handheld digital devices are creating entirely new ways to share information and conduct business in the automotive retailing marketplace.

CONSUMERS are armed with more information than ever before. They clearly expect an improved experience at the point of sale, whether they enter the physical bricks and mortar of an automotive retailer or make their purchase through the click of a mouse.

CAR MANUFACTURERS continually need to reduce the cost of distribution they strive to create build-to-order manufacturing strategies that will deliver the vehicles to match consumer requirements. They want to free up capital and inventory and improve customer service.

AUTOMOTIVE RETAILERS want to know more about the consumer and to do a better job of marketing their products to them. Improved access to actionable data about their customers will help them establish long-term relationships through sophisticated CRM programs. They need to better integrate their physical and online retailing strategies to create a strong brand. They want to improve the vehicle-shopping, purchase and service experience while improving efficiency and profitability.

Allied products and services providers-like financial institutions, insurance companies, collision repair facilities and transport and vehicle divisions want to lower costs, streamline processes and provide more value for the consumer by better sharing of data and integrating services.

The transformation of the automotive industry is underway. We intend to capitalize on this transformation and lead the market in the provision of solutions and award-winning software.

In the U.K. alone the automotive industry is a substantial revenue-generating sector of the economy, with thousands of participating businesses. More than 2.5 million new vehicles were registered in 2003 in the UK market, with a sales value of over $75 billion, as reported by The Society of Motor Manufacturers and Traders Ltd. ("SMMT"). In addition, there were approximately 6.7 million used vehicle sales in 2000, worth over $65 billion annually, according to SMMT. This same source states that additional incremental sales of insurance, spare parts and other auto related products created a total U.K. market in excess of $160 billion in 2000. Of the new vehicle sales each year, SMMT estimates that over 50% are sold to the fleet, leasing and rental markets. Over 30 different manufacturers compete in this market, through approximately 7,500 franchised retailers (31,000 outlets in total).

The retail automotive industry as a whole, though a multi-billion dollar industry, is characterized by disconnected businesses which inhibits the collection and utilization of critical transaction-related information. There has been significant consolidation among manufacturers, but the dealer networks, which serve as the primary means for distribution of products, tend to be entrepreneurial and highly fragmented.

The absence of efficient information exchange makes the industry unwieldy, unresponsive to market changes and operationally inefficient. Many of the business units can be compared to islands of information: disconnected from their immediate partners, within what we view as the three primary industry channels - manufacturers, retailers and consumers. Linkage between different channels is limited due to antiquated software systems with no common technology platforms or information infrastructure. These barriers to information supply and analysis increase inefficiencies throughout the industry. Without a system that facilitates compatibility these inefficiencies will only be exacerbated as the industry's reliance on technology grows.

In Europe recent changes in retail automotive distribution legislation has created an environment for consolidation in the market. Traditionally, retailers specialized in one geographic market with one franchise. To gain economies retail operations have begun to consolidate with many companies running multi-franchised sales and service organizations requiring more sophisticated software solution s to support and operate their business.

The company believes that the industry suffers from similar problems in Europe and in the U.S. The impact of global competitive pressures are forcing the automotive industry to reduce margins and look for areas where efficiencies can be improved and new revenue streams located and utilized. A need exists to build a universal network through which the automotive industry can communicate and conduct business.

OUR STRATEGY

The company's strategy is to build upon its existing business by acquiring Dealer Management System ("DMS") providers, the traditional software providers to dealerships, and additional support services to create a consolidated dealership solution. We will only acquire profitable businesses that are accretive to both the company's earnings per share and overall product offering.

Core to the company's strategy is to provide customers with cost savings and new revenue opportunities


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


through access to consolidated data and historic vehicle information.

Our ambition is to be recognized as the leading provider of integrated B2B electronic commerce, data and business management solutions for the automotive industry in Europe and the US. The company believes that it will achieve this by responding to its customers needs and by continually investing in its people to provide innovative and leading edge solutions.

Long-term objectives of the management include:

         o To become the leading retail automotive global electronic trading platform

         o        With  continuous  product  and  service  development

         o        Build  internal  market  communities

         o        Maximize traffic and transaction opportunities

         o        Seek alliances with other major exchanges in the value chain

         o        Expansion throughout Europe and North America

Auto Data Network is creating a digital information network called 'Orbit', to integrate the disparate data and software solutions supported within the automotive industry.

Orbit is a propriety information platform which can interface with the industry's many data systems to access and integrate live industry data. Orbit is developing a comprehensive suite of real time subscription software services which will enable users to access real-time information to support business processes and decisions.

Orbit will deliver to the industry newly conformed business data that is more detailed, current and precise than is currently available which will help companies increase efficiency, reduce internal costs and mitigate competitor advantage.

DESCRIPTIONS OF BUSINESS

The company groups its products and services into four areas, namely, Software Solutions, Data Services, Retail Solutions and Business Services.
Software Solutions

Auto Data Network through its specialist software companies is the leading European aftermarket software provider and the second largest aftermarket software provider in the States. The company operates four businesses in this product group: MAM Software Ltd. Supporting over 3000 sites, MAM are the market leaders in the after market parts software sector in the United Kingdom. MAM's products are tailored for companies engaged in parts supply, distribution and retailing, vehicle repair and servicing and engine and component reconditioning. MAM's software applications reduce supply market inefficiencies by allowing suppliers, dealers and customers to communicate with each other electronically via the Internet, allowing the development of off-site operations and total supply chain solutions. MAM's software applications are linked directly to the major manufacturers of automotive parts and accessories in the UK to monitor inventory levels, facilitating sales by providing real-time data to the distributors and dealers.

MAM's products are tailored for companies engaged in parts supply, distribution and retailing, vehicle repair and servicing and engine and component reconditioning. MAM's software applications reduce supply market inefficiencies by allowing suppliers, dealers and customers to communicate with each other electronically via the Internet, allowing the development of off-site operations and total supply chain solutions. MAM's software


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


applications are linked directly to the major manufacturers of automotive parts and accessories in the UK to monitor inventory levels, facilitating sales by providing real-time data to the distributors and dealers.

MAM's software applications: AutoPart, AutoWork, Autoshop and AutoDMS are designed as enterprise management systems for parts and accessories resellers, workshops, and bodyshops, and dealerships, respectively, which operate in the automotive aftermarket, trading primarily as factors, distributors or retailers.

AutoCat, another software offering, is a comprehensive CD based electronic parts catalogue inquiry system, designed to give instant access to information on vehicle parts. Additionally, MAM markets AutoNet, which offers tailored Internet solutions for the automotive industry, providing licensees with a variety of Internet connectivity options, from simple Internet connection to full e-mail and Web hosting services.

When a subscriber purchases a software application from MAM, the company will supply, configure and install the complete hardware support and networks to the subscriber's specification and satisfaction. Once the software and hardware are in place, MAM provides training programs, both on and off-site, to educate dealership and dealer group owners, managers, sales staff, manufacturers and supplier personnel about implementing an effective supply program. In addition, MAM provides unlimited telephone and on-site software and hardware support and maintenance to address technical questions about our services as they arise.

MAM collects revenue in the form of fees from distributors and dealers licensing MAM's software applications. The treatment for the revenue recognition of these fees has been approved by MAM's UK auditors and is treated in accordance with SOP-97-2. MAM is currently the leading supplier of parts systems and software applications to the body shop market, where it supplies Brown Brothers, a Unipart company, the largest supplier of parts and materials in the UK, with approximately an 80% market share. For the third year running in 2000, MAM was recognized by the Institute of Transport Management with the distinction of "Best Aftermarket Software Company" in Britain.

MAM currently offers the following comprehensive data and information services, integrative services and database products:

NEW VEHICLE PRICES AND OPTIONS, which aids retailers and manufacturers in making pricing comparisons;

STANDARD EQUIPMENT COLOURS AND TRIM, which aids retailers and manufacturers in processing vehicle orders and making comparisons in pricing and options;

TECHNICAL SPECIFICATIONS DATA, such as load bearing and turning circles, which gives manufacturers essential data;

PARTS CATALOGUING, which allows aftermarket players and Internet-based platforms to track parts supplies; Service Maintenance and Repair Time Data, which allows fleet operators to track repair data, and body shops and insurance companies to monitor repair costs;

TOTAL LIFE COSTS, which aids European consumer groups and manufacturers in making vehicle comparisons; Optimum Finance Contract Data and Software, which gives retailers information and aids them in assessing their financing options;

STOCK AVAILABILITY, which aids dealers in locating vehicles by a consumer location;

USED VEHICLE PRICING, which provides real-time vehicle sale pricing by region;

NEW VEHICLE DATA, which provides manufacturers with real-time data necessary for planning and understanding the various retail incentives available; and

FUTURE VALUES, providing fleet operators and financing companies with data needed for risk planning.

CARPARTS TECHNOLOGIES, INC.

On August 2, 2004, we completed its strategy with regard to CPT in buying 100% of the share capital.

CarParts Technologies, Inc. (CarParts) is a leading provider of software systems to the automotive aftermarket supply chain. Over 3,000 customers, including leading automotive aftermarket outlets, tier 1 manufacturers, program groups, warehouse distributors, tire and service chains and independent installers across all 50 U.S. states and Canada, rely on CarParts software. Under the terms of the agreement, Auto Data Network has provided a loan of $2 million to fund the continued growth of the company, which has been committed as part of the purchase consideration. CarParts also has been allowed to sell the MAM UK
Software product Auto Part into the US- Market increasing the spam of client opportunity with no additional overhead.

AVENIDA TECHNOLOGIES LIMITED

Auto Data Network Inc acquired Avenida, a provider of software and real time data services to the automotive industry on September 1, 2003, including its parental product Brand Symphony its rules-based technology.

Avenida , based in Coventry UK, develops software to address the most pressing challenges of the automotive industry - issues such as the coordination of activities between manufacturers and dealers, information exchange between suppliers and manufacturer, reducing costs to stay competitive and increasing customer retention. Avenida software accelerates the flow of information throughout an organization by removing the barriers between applications, data stores and network platforms, so increasing its efficiency. Furthermore, Avenida takes these benefits outside the enterprise by pushing its technology boundaries to include selected trading partners and customers. Avenida reduces data-management costs while ensuring data is accurate and up-to-date, regardless of its location.

Avenida's software connects existing, legacy systems to those of trading partners using the latest XML standards and 'rules based' processing. Using Avenida, businesses benefit from the centralization and sharing of the critical business services, processes, messages, and vocabularies that make up the transactions exchanged between trading partners. Avenida offers an Internet-based solution to reflect the increasingly distributed nature of the automotive industry.

Streamlined business information is able to flow between dealerships, manufacturers, aftermarket service providers and other distribution 'value chain' companies. Messaging to exchange customer records, orders, shipment information and other business information, within automotive product configuration and sales systems, is already in use with a number of clients including Land Rover, MG Rover, Ford (NYSE: F), BMW (Frankfurt: BMWG.F), Rolls Royce, Lloyds TSB (NYSE: LYG), and TNT, an express delivery company in Europe.

We recently announced release of "Version 21" software by its subsidiary, MAM Software Inc., will benefit from the rules-based translation technology developed by Avenida. The combination of these two technologies, which utilize new open standards, such as Microsoft's (NASDAQ: MSFT) .NET initiative and XML, will provide integration services that universally connect automotive applications, data stores and network platforms--even across technical and organizational boundaries--and enable those resources to work together within one framework. This provides a foundation from which automotive companies, and their trading partners, are able to leverage existing information assets from a portfolio of Internet-based applications.

MMI AUTOMOTIVE LIMITED

On March 18, 2004, the Company announced the completion of its purchase of MMI-Automotive Limited (MMI), a leading provider of business management and marketing systems for the United Kingdom and European automotive industry. MMI, founded in 1981, is a leader in Microsoft Windows(R) based dealer management systems (DMS) and customer relations marketing systems (CRM) for both automotive dealers and manufacturers. MMI's products include Automate DMS, a real-time dealer management system designed for automotive dealerships and dealer groups - endorsed by several major automobile manufacturers; Target CRM, a system to help dealerships, dealer groups and manufacturers generate more revenue through the strategic management of customer relationships; Target CCRM, a centralized customer relationship management system for multi-site or multi-franchise dealers; and TimePro, a time recording and management system. MMI also offers design and consultancy services for dealer websites and product development.

MMI's software provides a comprehensive dealer management system inclusive of vehicle and parts sales, inventory management, service management and records, accounting systems, as well as manufacturer links. Its fully integrated customer relations management system provides an information and marketing framework designed to maximize profitability, effectiveness and customer loyalty.

INVESTMENT IN DCS AUTOMOTIVE LIMITED

On March 15, 2004, we announced that it has invested $11 million in DCS Automotive, Europe's largest dealer management system (DMS) provider and a division of DCS Group, PLC., for a one-third equity interest. DCS Automotive is European leader in the provision of IT business solutions to the automotive retail sector in Europe. Established in 1976, DCS Automotive has evolved from a supplier of dealer management systems and now specializes in flexible, connective technologies and services designed exclusively for the automotive industry.

Under the terms of the investment, the Company has the right to purchase the remaining two-thirds equity interest in DCS Automotive upon the completion of certain financial performance criterion by DCS. Revenues from DCS' existing business are projected to reach $60 million this year. Upon the exercising of our right to purchase the remaining two thirds of DCS Automotive, Stephen Yapp, CEO of DCS Automotive's parent DCS Group plc, will join our board of directors. DCS Automotive has offices in the UK, France, Germany, Spain, Switzerland and Asia, as well as agents and representations throughout the rest of the world. Its customers include the world's leading manufacturers, distributors and retail motor groups, including Renault, Volkswagen, BMW and leading distributor groups across Europe.

DATA SERVICES

Although the automotive industry has a rich source of data much of this information is spread over many disparate systems. Auto Data Network has identified a way to deliver a solution to this long standing problem.

COUNTY SERVICES AND PRODUCTS LTD.

County has initially developed nine products both in warranty and insurance based services, which have enabled it to amass a large database containing car buying trends and customer choices which have been built up over the last ten years. It also has a very strong liaison with all the major insurance underwriters assisting it to develop further products and being able to resell the data to the underwriters.

Vehicle insurance is a lucrative sales opportunity for automotive dealerships. For a typical dealership, insurance, when taken with financial services, contributes 35% of profits from just 2% of revenues.

County provides dealership solutions that are fully compliant with newly introduced legislation by the European Union to regulate the selling of insurance products. Under these new regulations, dealerships wishing to sell insurance products to their customers must be registered with, and authorized by, the Financial Services Authority.

To assist customers in adhering to these legislative changes, County's services include comprehensive compliance and training. Furthermore, the services provide access to an extensive range of motor insurance products, which allow dealership customers to select and cost from a wider range of packages.

PRODUCTS AND SERVICES

The products that County markets are highly competitive and designed to increase revenue and margin for the dealers whilst offering increased consumer services and flexibility of terms for the dealers to give them an advantage over their competition. By using County software applications a dealer can store and access information that will help him to quickly calculate and recalculate deals by providing profit margin calculations and real-time information, all of which allows the dealer greater flexibility in negotiations. County have also developed legal fees cover, a reward for stolen vehicles and insurance against tampering with mileometers (speedometers). The company has developed bespoke software in Insurance, Warranty and Financial services.

RETAIL SOLUTIONS

With its focus on innovative solutions Auto Data Network has developed an alternative solution for consumer purchasing of both new and used vehicles. Using its internal trading platforms we are is able to provide extensive choice to its customers whilst at the same time offering a unique distribution channel for automotive dealership clients.

ALL CARS LTD.

Allcars.com is an interactive Web site designed to allow UK dealers to market used cars to the consumer. Effectively, it operates as a vehicle locator for the consumer. In 2002, with the benefit of trials and marketing tests, the site was up graded with more services and easier navigation and interaction. After the relaunch of this new version there are currently in excess of 2,000 dealers marketing on the Web site.

PRODUCTS AND SERVICES

The Web site provides dealerships and prospective buyers with access to information concerning used vehicle locations, automotive-related products, such as insurance, warranty, finance and vehicle accessories, generates visibility for our dealership subscribers' inventories and increases traffic to dealership and supplier Web sites. AllCars' alliances with dealer management systems providers allows us to provide automatic uploads of available vehicles from dealer servers directly onto the site, relieving dealers of the administrative burden of updating this content. We believe this data extraction service gives us a competitive edge over other sites that do not offer this feature.

The AllCars Web site user has the option of browsing a variety of search and selection options for specifications and prices for new and used cars from every major automobile manufacturer and local dealer. Additionally, the site offers a variety of value-added features, including links to car guides and news reports, a car auction facility, financing options for corporate and consumer vehicle purchasers, a free Web page for dealerships, RAC road information and route planning, vehicle insurance and warranty information, links to Halford Ltd.'s Web site (a discounted automobile accessories site) and access for consumers to book vehicles for servicing.

Allcars Ltd integrates through the ORBIT platform to operate "Autoauction," an on-line vehicle search engine, which creates a transaction hub for the sale of surplus inventory from automotive retailers. Autoauction is used by three major insurance companies to locate replacement vehicles written-off in accidents.

The Autoauction information service is also provided for the location of vehicles offered for sale by all subscribing dealers. The subscribing dealers utilize this proprietary network to locate and purchase vehicles to fit specific customer requirements. The information services offers a huge virtual stock of used vehicles at no extra cost so that the sales opportunities are maximized for both the retailer and stockholding dealer.

The Allcars Retail information service also enables consumers to locate their ideal vehicle by visiting their local dealer and using our online portal. This is an innovative and highly successful vehicle retailing services that allows the consumer unlimited choice of vehicles to purchase by detailing the type of vehicle and style options required, instead of by brand name. The vehicles that meet the consumers requested options together with location and cost are then displayed to the dealer. The suite guides the consumer to the most appropriate vehicle and immediately allowing the dealership to satisfy the request by the connection to Auto Auctions and Orbit Data Interchange.

From these services we receive monthly fees from dealerships connected to the Orbit Data Interchange that list the automobile inventory on the Auto Auction information service and a monthly license fee from the dealership for the online terminal with proprietary software.

The group also offers end-to-end single-source networking management, seamless high-speed Internet connectivity, technical support and consulting services. As the automotive sector increasingly relies on Internet communications with retailers, we offer a single point of contact throughout the supply chain.

BUSINESS SERVICES

2003 was a record year for used car sales, according to the latest figures from the SMMT (Society of Motor Manufacturers and Traders). Some 7,527,176 cars changed hands last year, up 5.4 percent on the previous year, even though sales slowed down a little in the last quarter. Auto Data Network offers a range of tailored products and services specifically designed to increase sales and profitability of its dealership clients delivered through our specialist companies.

IFACT Ltd

In January, 2004 the Company completed the acquisition of IFact, Ltd. IFAct Ltd delivers effective and viable long-term solutions that focus on the regulatory requirements of the General Insurance Standards Council. IFAct is one of the leading compliance consultancy practices in the United Kingdom specializing in providing expertise and support solutions on FSA regulation and compliance, and is one of a series of targeted acquisitions being made by Auto Data to extend its range of specialist services to dealership customers.

COMPANY STATUS

The Company has made significant progress in developing its product portfolio.

The Company's principal business purpose is to create a group of automotive software companies providing real time data and transactional services to the automotive industry. Services are integrated onto a single transaction platform and data network. The platform provides an integrated communications channel that allows all automotive industry participants to transact with each other and within a single, secure environment.

The Company has invested substantial funds developing its technology platform since inception and will now commercialize this platform via an acquired customer base.

On March 15, 2004 the Company announced that it had invested $11million in DCS Automotive Holdings Limited, Europe's largest dealer management system provider and a division of DCS Group PLC, for a one third equity interest. The Company has the right to purchase the remaining two-thirds equity interest in DCS Automotive Holdings Limited upon the completion of certain financial performance criteria by DCS Automotive Holdings Limited.

CPT was purchased for $12.65 million settled by a cash payment equivalent to the committed loan of $2.75million, the issue of 2,140,641 Series D-1 Preferred shares to the value of (pound) 4.9 million on August 2, 2004 and the balance of $5 million payable in shares on February 28, 2005.

The Company continues to develop its product portfolio and its recent acquisitions and investments have increased its customer base. The Company is on track towards unifying its diverse product range onto a single, technology infrastructure which will allow every customer access to each product and service offered. The Company intends to supplement its product offering with additional software products in order to provide automotive customers with a turn-key solution to their business needs.

The likelihood of the Company's success must be considered in light of the fluctuating business purchasing cycles with respect to software and technology, and the highly competitive and regulatory environment in which we operate. The Company may not be successful in addressing the challenges brought by our environment. If we are unable to do so, our business prospects, financial condition and results of operations would be materially adversely affected.

On March 26, 2004 the Company completed its purchase of Hiltingbury Motor Group, comprising Hiltingbury Motors Limited and Hiltingbury Service Station Limited. Hiltingbury is an innovative supplier of automotive goods and services to the domestic UK consumer market.

Between February 12, 2004, and March 30, 2004, we sold an aggregate total of 5,105,881 shares of Series B-1 Preferred Stock Convertible Notes, of which 764,581 Series B-1 Preferred Shares were sold to those preferred stockholders who elected to exercise their preemption rights, and between March 31, 2004 and May 20, 2004 we sold an aggregate total of 272,526 shares of Series B-2 Preferred Stock Convertible Notes ("Series B Preferred Stock"). All of these sales were made in reliance upon exemptions from registration under the Securities Act of 1933, as amended (the "Act"). We sold all of the Series B Preferred Stock for $3.80 per share. Each of the Series B Preferred Stock shares is convertible into two (2) shares of our common stock. For each five (5) shares of Series B Preferred Stock purchased, subscribing investors received warrants to purchase two (2) shares of the Company's common stock at an initial exercise price equal to $2.50 per share. We issued warrants to purchase up to 1,068,085 shares of our common stock to various investment advisors and consultants. These warrants are exercisable at the price of $1.90 per share.

The Series D-1 Preferred Shares were sold as part of the August 6, 2004, closing of a transaction in which we acquired CarParts Technologies, Inc. The Series D-1 Preferred Stock carry virtually the same terms and conditions as the Series B-1 Preferred Stock, except that they are junior to both the Series A-1, A-1, B-1 and B- 2 Preferred stock and the conversion price differs. The one significant additional term is the Penalty Warrant which provides the Series D-1 Preferred Stock shareholders with warrants to purchase additional shares of preferred stock upon our failure to file a registration statement or have it declared effective in certain proscribed time frames. Our postponement of the filing of this registration statement was a triggering event that caused us to issue warrants to the Series D-1 Preferred Stock shareholders. Each received warrants to purchase up to 2% of the issued Series D-1 Preferred Stock held by them. Common stock issued upon the conversion of the Series D-1 Preferred Stock, including common stock underlying Series D-1 Preferred Stock warrants, are being registered pursuant to this Registration Statement.

Upon full exercise of the penalty warrants described above, we will receive $81,342.80.

We believe that we have the opportunity to become a leading technology company servicing the automotive industry in the next five years if we successfully execute our balanced growth strategy. We anticipate that revenues derived from our current software portfolio will permit us to further develop new products in our development portfolio.

THE OFFERING

Shares offered by the
selling stockholders ................... up to 5,603,356 shares of common stock.

Shares outstanding prior to
offering  ........................................................... 30,625,688

Shares to be outstanding
following offering  ........................................... up to 36,228,944

Use of proceeds  .................We will not receive any proceeds from the sale and issuance of common stock following the conversion of the Series D Preferred Stock. However, if the selling shareholders owning warrants exercise them, we would receive up to $81,342.80. We cannot know how many warrants the selling shareholders will exercise their warrants or, if so exercised, that they will sell them to the public. Depending upon the amount of proceeds generated by this offering, we plan to use most of the proceeds for general working capital to pay administrative and general expenses. We estimate the expenses of this offering, such as printing, legal, and accounting will be approximately $25,000.

Risk Factors  ....................An  investment in  our common stock is subject to significant risks. You should carefully consider the information set forth in the "Risk Factors" section of this prospectus as well as other information set forth in this prospectus, including our financial statements and related notes.

Dividend policy  .................We  intend to  retain any  earnings to finance the finance the development and growth of our business. Accordingly, we do not anticipate that we will declare any cash dividends on our common stock for the foreseeable future. See "Market For Common Equity and Dividend Policy" on page 54.

Plan of Distribution .............The shares of common  stock offered for resale may be sold by the selling stockholders pursuant to this prospectus in the manner described under "Plan of Distribution" on page 27.

OTC Bulletin Board symbol  ..............................................ADNW.OB


SUMMARY FINANCIAL DATA

The following summary financial information is taken from our financial statements included elsewhere in this prospectus and should be read along with the financial statements and the related notes.

INCOME STATEMENT DATA

                            Three Months Ended           Nine Months Ended
                                February 29                 November 30
                        --------------------------   ---------------------------
                            2004          2003           2004           2003
                        ------------  ------------   ------------   ------------

Total revenue ......... $ 16,812,076  $  5,612,054   $ 32,892,311   $  9,008,104
Operating expenses ....    6,291,041     4,573,428     11,915,912      4,527,459
Net profit / loss .....    1,213,613       620,128      2,246,731        951,432
Net loss per share ....         0.05          0.05           0.10           0.08
Average number of share   27,049,081    14,389,850     25,413,843     14,389,850

BALANCE DATA SHEET

                                                   August 31,        August 31,
                                                     2004               2003
                                                  -----------       -----------
                                                  (Unaudited)       (Unaudited)

Total assets ..............................       $83,400,601       $46,245,489
Cash ......................................         8,375,681         6,282,465
Total liabilities .........................        25,324,526        15,621,851
Working capital (deficiency) ..............         4,709,617         9,192,331
Stockholders' equity (deficit) ............        58,075,629        30,623,638


                                  RISK FACTORS

You should carefully consider the following risks before you decide to buy our common stock. Our business, financial condition or operating results may suffer if any of the events described in the following risk factors actually occur. There may be additional risks that we are not currently able to identify. These may also adversely affect our business, financial condition or operating results. I f any of the events we have identified or those that we cannot now identify occurs, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

We have a limited operating history, which makes it difficult to evaluate our business and to predict our future operating results.

We were organized in November 1996. Since our inception, we have been primarily engaged in organizational activities, including developing a strategic operating plan, entering into various collaborative agreements for the development of products and technologies, hiring personnel and developing and testing our products.

With the exception of our most recently completed fiscal year we have incurred net losses since commencing business. We may incur future losses. We may never generate material revenues or achieve profitability and, if we do achieve profitability, we may not be able to maintain profitability.

We may fail to address risks we face as a developing business which could adversely affect the implementation of our business plan.

We are prone to all of the risks inherent to the establishment of any new business venture. You should consider the likelihood of our future success to be highly speculative in light of our limited operating history, as well as the limited resources, problems, expenses, risks and complications frequently encountered by similarly situated companies. To address these risks, we must, among other things,

         o        maintain and increase our product portfolio;

         o implement and successfully execute our business and marketing strategy;

         o continue to develop new products and upgrade our existing products;

         o        respond to industry and competitive developments; and

         o        attract, retain, and motivate qualified personnel.

We may not be successful in addressing these risks. If we are unable to do so, our business prospects, financial condition and results of operations would be materially adversely affected. We have limited experience in developing products and may be unsuccessful in our efforts to develop products.

To achieve profitable operations, we, alone or with others, must successfully develop, market and sell our products. The development of new software products is highly uncertain and subject to a number of significant risks. Most products resulting from our or our collaborative partners' product development efforts are not expected to be available for sale for at least a year. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons.

To date, our resources have been substantially dedicated to the acquisition, research and development of products and technologies. Most of the existing and future products and technologies developed by us will require extensive additional development. Our product development efforts may not be successful.

An increase in competition from other software manufacturers could have a material adverse effect on our ability to generate revenue and cash flow.

Because many of our competitors have substantially greater capabilities and resources, they may be able to develop products before us or develop more effective products or market them more effectively which would limit our ability to generate revenue and cash flow.

Competition in our industry is intense. Potential competitors in the United States and Europe are numerous most of which have substantially greater capital resources, marketing experience, research and development staffs and facilities than us. Competing technologies and products may be more effective than any of those that are being or will be developed by us.

If we fail to keep up with rapid technological change, our technologies and products could become less competitive or obsolete.

The software industry is characterized by rapid and significant technological change. We expect that automotive technology will continue to develop rapidly, and our future success will depend on our ability to develop and maintain a competitive position. Technological development by others may result in products developed by us, branded or generic, becoming obsolete before they are marketed or before we recover a significant portion of the development and commercialization expenses incurred with respect to these products.

We have limited sales and marketing capability, and may not be successful in selling or marketing our products.

We depend on patent and proprietary rights to develop and protect our technologies and products, which rights may not offer us sufficient protection.

The software industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend on our ability to obtain and enforce protection for products that we develop under United States and foreign patent laws and other intellectual property laws, preserve the confidentiality of our trade secrets and operate without infringing the proprietary rights of third parties.

We also rely upon trade secret protection for our confidential and proprietary information. Others may independently develop substantially equivalent proprietary information and techniques or gain access to our trade secrets or disclose our technology. We may not be able to meaningfully protect our trade secrets which could limit our ability to exclusively produce products.

We require our employees, consultants, members of the scientific advisory board and parties to collaborative agreements to execute confidentiality agreements upon the commencement of employment or consulting relationships or a collaboration with us. These agreements may not provide meaningful protection of our trade secrets or adequate remedies in the event of unauthorized use or disclosure of confidential and proprietary information. If we lose key management or other personnel our business will suffer.

We are highly dependent on the principal members of our management staff. We also rely on consultants and advisors to assist us in formulating our development strategy. Our success also depends upon retaining key management and technical personnel, as well as our ability to continue to attract and retain additional highly- qualified personnel. We face intense competition for personnel from other companies, government entities and other organizations. We may not be successful in retaining our current personnel. We may not be successful in hiring or retaining qualified personnel in the future. If we lose the services of any of our management staff or key technical personnel, or if we fail to continue to attract qualified personnel, our ability to acquire, develop or sell products would be adversely affected.

Our management and internal systems might be inadequate to handle our potential growth.

Our success will depend in significant part on the expansion of our operations and the effective management of growth. This growth will place a significant strain on our management and information systems and resources and operational and financial systems and resources. To manage future growth, our management must continue to improve our operational and financial systems and expand, train, retain and manage our employee base. Our management may not be able to manage our growth effectively. If our systems, procedures, controls, and resources are inadequate to support our operations, our expansion would be halted and we could lose our opportunity to gain significant market share. Any inability to manage growth effectively may harm our ability to institute our business plan.

Because we intend to have international operations, we will be subject to risks of conducting business in foreign countries.

If, as we anticipate, international operations will constitute a part of our business, we will be subject to the risks of conducting business in foreign countries, including:

         o        difficulty   in   establishing   or   managing    distribution
                  relationships;

         o different standards for the development, use, packaging and marketing of our products and technologies;

         o our inability to locate qualified local employees, partners, distributors and suppliers;

         o the potential burden of complying with a variety of foreign laws, trade standards and regulatory requirements; and

         o general geopolitical risks, such as political and economic instability, changes in diplomatic and trade relations, and foreign currency risks.

We cannot predict our future capital needs and we may not be able to secure additional financing which could affect our ability to operate as a going concern. We have recently completed an offering through the sale of shares of the Series B Preferred Stock. We received gross aggregate proceeds of $20,437,947 from the sale of those securities. We issued warrants to placement agents and other consultants and advisors who have provided services to us. The warrants to purchase common stock are generally exercisable within five years of the issuance date. However, other terms, such as price, vary from warrant holder to warrant holder. These variations reflect the differing circumstances, such as then current needs, under which the warrants were issued. Nevertheless, we may need additional financing to continue to fund the research and development of our products and to generally expand and grow our business. To the extent that we will be required to fund operating losses, our financial position would deteriorate. There can be no assurance that we will be able to find significant additional financing at all or on terms favorable to us. If equity securities are issued in connection with a financing, dilution to our stockholders may result, and if additional funds are raised through the incurrence of debt, we may be subject to restrictions on our operations and finances. Furthermore, if we do incur additional debt, we may be limiting our ability to repurchase capital stock, engage in mergers, consolidations, acquisitions and asset sales, or alter our lines of business or accounting methods, even though these actions would otherwise benefit our business. As of November 10, 2004, we had stockholders' equity of $60,135,000 and net working capital of $5,910,000.

If adequate financing is not available, we may be required to delay, scale back or eliminate some of our research and development programs, to relinquish rights to certain technologies or products, or to license third parties to commercialize technologies or products that we would otherwise seek to develop. Any inability to obtain additional financing, if required, would have a material adverse effect on our ability to continue our operations and implement our business plan.

The prices we charge for our products and the level of third-party reimbursement may decrease and our revenues could decrease.

Our ability to commercialize products successfully depends in part on the price we may be able to charge for our products.

We may encounter significant financial and operating risks if we grow our business through acquisitions.

As part of our growth strategy, we may seek to acquire or invest in complementary or competitive businesses, products or technologies. The process of integrating acquired assets into our operations may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of our business. We may allocate a significant portion of our available working capital to finance all or a portion of the purchase price relating to possible acquisitions although we have no immediate plans to do so. Any future acquisition or investment opportunity may require us to obtain additional financing to complete the transaction. The anticipated benefits of any acquisitions may not be realized. In addition, future acquisitions by us could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect our operating results and financial position. Acquisitions also involve other risks, including entering markets in which we have no or limited prior experience.

The price of our common stock is likely to be volatile and subject to wide fluctuations. The market price of the securities of software companies has been especially volatile. Thus, the market price of our common stock is likely to be subject to wide fluctuations. If our revenues do not grow or grow more slowly than we anticipate, or, if operating or capital expenditures exceed our expectations and cannot be adjusted accordingly, or if some other event adversely affects us, the market price of our common stock could decline. In addition, if the market for pharmaceutical and biotechnology stocks or the stock market in general experiences a loss in investor confidence or otherwise fails, the market price of our common stock could fall for reasons unrelated to our business, results of operations and financial condition. The market price of our stock also might decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

The public trading market for our common stock is limited and may not be developed or sustained which could limit the liquidity of an investment in our common stock.

There is a limited trading market for the common stock. Since April 1999, the common stock has been traded sporadically under the symbol "ADNW.OB" on the OTC bulletin board, an inter-dealer automated quotation system for equity securities. There can be no assurance that an active and liquid trading market will develop or, if developed, that it will be sustained which could limit your ability to sell our common stock at a desired price.

Certain events could result in a dilution of your ownership of our common stock.

As of November 10, 2004, we had: (i) 30,625,688 shares of common stock outstanding, 500,000 shares of Series A-1 Convertible Promissory Note, 2,774,820 shares of Series A-2 Preferred Stock outstanding (a total of 3,274,820 shares of Series A preferred stock) which are currently convertible into 6,549,640 shares of common stock; and, (ii) 4,695,565 shares of Series B-1 Convertible Promissory Note, 185,026 shares of Series B-2 Convertible Promissory Note (a total of 4,714,071 shares of Series B preferred stock) which are currently convertible into 1,885,628 shares of common stock; and, (iii) 2,140,641 shares of Series D-1 Preferred Stock and 42,812 warrants to purchase Series D-1 Preferred Stock (a total of 2,183,453 shares of Series D-1 Preferred Stock) which is convertible into 2,183,453 shares of common stock. We also have outstanding warrants which represent 1,172,920 common stock equivalents at an exercise price of $1.25 per share, 2,151,361 common stock equivalents at an exercise price of $2.50 per share and 1,068,085 common stock equivalents at an exercise price of $1.90 per share. Our preferred stock securities also provide for anti-dilution protection upon the occurrence of sales of our common stock below certain prices, stock splits, redemptions, mergers and other similar transactions. If one or more of these events occurs the number of shares of our common stock that may be acquired upon conversion or exercise would increase. If converted or exercised, these securities will result in a dilution to your percentage ownership of our common stock. In addition, on February 28, 2005, we are committed to issuing Series D-2 Preferred Stock to the Selling Shareholders as further consideration for the acquisition of CarParts Technologies, Inc. The total number of shares of Series D-2 Preferred Stock (and underlying common stock issuable upon conversion thereof) to be issued to the Selling Shareholders will be determined on or after February 28, 2005. However, pursuant to the terms and conditions of the agreement between the parties, no more than 2,660,600 shares of common stock will be issued to the Selling Shareholders. That maximum amount is registered hereunder, but will not be issued until: (i) this Registration Statement is declared effective by the Securities & Exchange Commission; and, (ii) a final determination of the number of D-2 Preferred Shares is made on or after February 28, 2005.

The provisions of Delaware law may inhibit potential acquisition bids that stockholders may believe are desirable, and the market price of our common stock may be lower as a result.

We are subject to the anti-takeover provisions of Section 203 of the Delaware corporate statute, which regulates corporate acquisitions. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock. As a result, these provisions may prevent our stock price from increasing substantially in response to actual or rumored takeover attempts. These provisions may also prevent changes in our management.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements under the captions "Risk Factors," "Business" and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," the negative of these terms and other comparable terminology. These forward-looking statements which are
subject  to  risks,   uncertainties   and  assumptions  about  us,  may  include
projections of our future financial performance, or anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward- looking statements, including those factors discussed under the section entitled "Risk Factors." You should specifically consider the numerous risks outlined under "Risk Factors." Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness or any of these forward-looking statements.

                                 USE OF PROCEEDS

The following table describes how we plan to allocate the proceeds of this offering, assuming the selling shareholders exercise half or all of the 42,812 shares of Common Stock offered:


                                                              SALE OF SHARES
                                                           ---------------------
                                                          (50% OF       (100% OF
                                                          OFFERING)     OFFERING
                                                           -------       -------
Gross proceeds .....................................       $40,671       $81,342
Estimated offering expenses (e.g.;
     printing and mailing costs, legal
     and accounting fees, SEC registration
     fee, and blue sky fees) .......................        25,000        25,000
                                                           -------       -------
Estimated net proceeds .............................       $15,671       $56,342
                                                           =======       =======
Estimated uses of proceeds
     General and administrative
         expenses and additional
         working capital ...........................       $15,671       $56,342
                                                           =======       =======


Regardless of the amount of proceeds we may receive from the exercise of warrants, the funds will be used to cover general and administrative expenses and as additional working capital. We are not relying on these proceeds to finance the Company during the next twelve months. For an analysis of the use of proceeds from our private placement of preferred stock, please see Item 25 below.

                         DETERMINATION OF OFFERING PRICE

The selling stock holders will, at their discretion, sell the stock at the prevailing market price for our shares, provided that they have either converted their Series D Preferred Stock (note that there are no proceeds to the Company upon the conversion of the preferred stock). The warrant holders will pay us $1.90 per share upon the exercise of their warrants. The price for the shares of stock offered by this Prospectus has not been and will not be determined by us.

                                    DILUTION

As of November 10, 2004, we had: (i) 30,625,688 shares of common stock outstanding; (ii) 500,000 shares of Series A-1 Preferred Stock outstanding and 2,521,900 shares of Series A-2 Preferred Stock outstanding (a total of 2,621,9000 shares of Series A preferred stock) which are currently convertible into 4,211,800 shares of common stock; (iii) 4,695,595 shares of Series B-1 Preferred Stock and 185,026 shares of Series B-2 Preferred Stock (a total of 4,880,591 shares of Series B preferred stock) which are currently convertible into 1,952,236 shares of common stock; (iv) 2,140,641 shares of Series D-1 Preferred Stock and

42,812 warrants to purchase Series D-1 Preferred Stock (a total of 2,183,453 shares of Series D-1 Preferred Stock) which is convertible into 2,183,453 shares of common stock; (v) outstanding warrants which represent 1,172,920 common stock equivalents, exercisable at an exercise price of $1.25 per share; (vi) outstanding warrants which represent 2,151,361 common stock equivalents at an exercise price of $2.50 per share; and, (vii) outstanding warrants which represent 1,068,085 common stock equivalents at an exercise price of $1.90 per share. These securities also provide for anti-dilution protection upon the occurrence of sales of our common stock below certain prices, stock splits, redemptions, mergers and other similar transactions. If one or more of these events occurs the number of shares of our common stock that may be acquired upon conversion or exercise would increase. If converted or exercised, these securities will result in a dilution to your percentage ownership of our common stock. In addition, further dilution will take place on February 28, 2005. At that time, we will be committed to issuing Series D-2 Preferred Stock to the Selling Shareholders as further consideration for the acquisition of CarParts Technologies, Inc. The total number of shares of Series D-2 Preferred Stock (and underlying common stock issuable upon conversion thereof) to be issued to the Selling Shareholders will be determined on or after February 28, 2005. However, pursuant to the terms and conditions of the agreement between the parties, no more than 2,660,600 shares of common stock will be issued to the Selling Shareholders. That maximum amount is registered hereunder, but will not be issued until: (i)this Registration Statement is declared effective by the Securities & Exchange Commission; and, (ii) a final determination of the number of D-2 Preferred Shares is made on or after February 28, 2005.

                              SELLING STOCKHOLDERS

The following table details the name of each selling stockholder, the number of shares owned by each selling stockholder and the number of shares that may be offered for resale under this prospectus. To the extent permitted by law, the selling stockholders who are not natural persons may distribute shares, from time to time, to one or more of their respective affiliates, which may sell shares pursuant to this prospectus. We have registered the shares to permit the selling stockholders and their respective permitted transferees or other successors in interest that receive their shares from the selling stockholders after the date of this prospectus to resell the shares. Because each selling stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The selling stockholders may from time to time offer all or some of the shares pursuant to this offering. Pursuant to Rule 416 under the securities act, the registration statement of which this prospectus is a part also covers any additional shares of our common stock which becomes issuable in connection with such shares because of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. Except as indicated by footnote, none of the selling stockholders has had a significant relationship with us within the past three years, other than as a result of the ownership of our shares or other securities. Except as indicated by footnote, the selling stockholders have sole voting and investment power with their respective shares.

Percentages in the table below are based on 30,625,688 shares of our common stock outstanding as of November 10, 2004.

                            OWNERSHIP OF COMMON STOCK
                           SERIES D-1 AND OTHER SHARES


  Name of Selling Shareholder       Number of Shares     Number of Shares  Percentage of      Number of     Percentage of
                                   Beneficially Owned     Being Offered   Ownership Prior    Shares Being     Ownership
                                    Prior to Offering                         to Sale            Sold        After Sale (2)

Alan Bennett ..................            22,355 (1)             22,355         *               22,335           *
Core Technologies
718 12th St
Santa Barbara, CA 90402

Brand Equity Ventures I, L.P. .           403,169 (1)            403,169        1.3%            403,169          1.112%
Beverly Capital 16th Fl.
One Stamford Plaza Camp,
263 Tresser Blvd.
Stamford, CT 92706

James French ..................            11,036 (1)             11,036         *               11,036           *
605 W. Jonqukl
Santa Ana, CA 92706

Investor Group LP .............            31,376 (1)             31,376         *               31,376           *
12 E. 49th Street
27th Floor
New York, New York 10017-1028

Investor Growth Capital Ltd. ..            73,203 (1)             73,203         *               73,203           *
12. E. 49th Street
27th Floor
New York, New York 10017-1028

Jerry Johnson .................            44,146 (1)             44,146         *               44,146           *
23681 Via Navarra
Lake Forest, CA 92630

Steven Johnson ................           154,523 (1)            154,523         *              154,523           *
20872 Parkridge
Lake Forest, CA 92630

Karen Lee .....................            11,036 (1)             11,036         *               11.036           *
24191 Briones Drive
Laguna Niguel, CA   92677

David McCann ..................           176,596 (1)            176,596         *               176,596          *
22 Denia
Laguna Niguel, CA 92677

RHO Management Trust I ........           962,812 (1)            962,812        3.2%            962,812          2.659%
Carnegie Hall Tower
152 West 57th Street
23rd Floor
New York, New York 10019

St. Paul Venture Capital VI LL            249,055 (1)            249,055         *              249,055           *
10400 Viking Dr.
Suite 550
Minneapolis, MN   55344


                                       26


Paul Van Den Berg .............            44,146 (1)             44,146         *               44,146           *
24675 Via Carissa
Laguna Niguel, CA 92677

William G. Murdock ............            25,000 (3)             25,000         *               25,000           *
7 Kerria Way West End
Woking GU24 9XA

Stephanie L. Murdock ..........            25,000 (3)             25,000         *               25,000           *
7 Kerria Way West End
Woking GU24 9XA

John Derry-Collins ............            55,128 (4)             55,128         *               55,128           *
1 Tregarthen Place
Leatherhead, Surrey KY22 7XL

Frank B. Burgess ..............            17,226 (5)             17,226         *               17,226           *
189 Park Road
Kingston upon Thames
Surrey KT2 5JX

Christine Edmonds .............             4,138 (5)              4,128         *                4,138           *
Hawthorns, Eagle Lane
Lelvedon Hatch
Brentwood, Essex CM15 0AL

Ocean Drive Capital, LLC ......            25,000 (5)             25,000         *               25,000           *
444 Madison Avenue, 23rd Fl.
New York, New York 10022


TOTAL NUMBER OF SHARES                  2,967,656              2,967,656        9.6%          2,967,656          8.19%

----------

(*)      Represents less than 1% of the issued and outstanding shares.

(1) Shares issued to shareholders of CarParts Technologies, Inc. as part of acquisition, including additional warrants.
(2) Assumes that all 2,967,656 shares are issued, but does not take into account the D-2 Preferred Stock in the next table.
(3) Shares issued to shareholders of Alliance Consultancy Limited as part of the acquisition of same.
(4) Shares issued to the shareholders of IFact Group Limited as part of the acquisition of same.
(5) Shares issued pursuant to the Company's A-1 Preferred Stock Offering which have yet to be registered..

                            OWNERSHIP OF COMMON STOCK
                           SERIES D-2 PREFERRED STOCK

 Name of Selling Shareholder        Number of Shares     Number of Shares  Percentage of      Number of     Percentage of
                                   Beneficially Owned     Being Offered   Ownership Prior    Shares Being     Ownership
                                    Prior to Offering                       to Sale (1)          Sold       After Sale (2)

Brand Equity Ventures I, L.P.             433,793                433,793        1.29%           433,793         1.19%
Beverly Capital 16th Fl.
One Stamford Plaza Camp,
263 Tresser Blvd.
Stamford, CT 92706

James French                               11,875                 11,875         *               11,875           *
605 W. Jonqukl
Santa Ana, CA 92706

Investor Group LP                          33,760                 33,760         *               33,760           *
12 E. 49th Street
27th Floor
New York, New York 10017-1028


                                       27


Investor Growth Capital Ltd.               78,764                 78,764         *               78,764           *
12. E. 49th Street
27th Floor
New York, New York 10017-1028

Jerry Johnson                              47,500                 47,500         *               47,500           *
23681 Via Navarra
Lake Forest, CA 92630

Steven Johnson                            166,260                166,260         *              166,260           *
20872 Parkridge
Lake Forest, CA 92630

Karen Lee                                  11,875                 11,875         *               11,875           *
24191 Briones Drive
Laguna Niguel, CA   92677

David McCann                              176,596 (1)            176,596         *              176,596           *
22 Denia
Laguna Niguel, CA 92677

RHO Management Trust I                  1,035,943              1,035,943        3.08%         1,035,943         2.859%
Carnegie Hall Tower
152 West 57th Street
23rd Floor
New York, New York 10019

St. Paul Venture Capital VI LL            267,970                267,970         *              267,970           *
10400 Viking Dr.
Suite 550
Minneapolis, MN   55344

Paul Van Den Berg                          47,500                 47,500         *               47,500           *
24675 Via Carissa
Laguna Niguel, CA 92677

TOTAL NUMBER OF SHARES                  2,660,600              2,660,600        9.6%          2,660,600         7.34%

----------

(*) Represents less than 1% of the issued and outstanding shares.

(1)      Based upon total issued and outstanding of 33,593,344 Shares.
(2)      Assumes that the maximum 2,660,600 shares are issued.
(3) Assumes that all 335,350 shares will be issued to the employees who must remain employed with CarParts Technologies, Inc. through February 28, 2005.

                              PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from the selling stockholders as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by each selling stockholder will decrease as and when it effects any such transfers. The plan of distribution for the selling stockholders' shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder. To the extent required, we may amend and/or supplement this prospectus from time to time to describe a specific plan of distribution.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may offer their shares from time to time pursuant to one or more of the following methods:

         o on the OTC Bulletin Board or on any other market on which our common stock may from time to time be trading;

         o one or more block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o        in public or privately-negotiated transactions;

         o        through the writing of options on the shares;

         o through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

         o an exchange distribution in accordance with the rules of an exchange;

         o        through agents;

         o through market sales, both long or short, to the extent permitted under the federal securities laws; or

         o        in any combination of these methods.

The sale price to the public may be:

         o        the market price prevailing at the time of sale;

         o        a price related to the prevailing market price;

         o        at negotiated prices; or

         o any other prices as the selling stockholder may determine from time to time.

In connection with distributions of the shares or otherwise, the selling stockholders may

         o enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

         o sell the shares short and redeliver the shares to close out such short positions;

         o enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

         o        pledge   shares  to  a   broker-dealer   or  other   financial
                  institution, which, upon a default, they may in turn resell.

In addition to the foregoing methods, the selling stockholders may offer their share from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods as described above or any other lawful methods.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. A selling stockholder may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.

The shares may also be sold pursuant to Rule 144 under the securities act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information concerning the issuer, the resale occurring following the required holding period under 144 and the number of shares during any three-month period not exceeding certain limitations. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of their shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker- dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered by this prospectus will be issued to, or sold by, the selling stockholders if they do not exercise or convert the common stock equivalents that they own. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, may be deemed "underwriters" as that term is defined under the securities act or the exchange act, or the rules and regulations under those acts. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the securities act.

The selling stockholders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. To our knowledge, none of the selling stockholders have entered into any agreement with a prospective underwriter and there can be no assurance that any such agreement will be entered into. If the selling stockholders enter into such an agreement or agreements, then we will set forth, in a post-effective amendment to this prospectus, the following information:

         o        the number of shares being offered;

         o the terms of the offering, including the name of any selling stockholder, underwriter, broker, dealer or agent;

         o        the purchase price paid by any underwriter;

         o        any discount, commission and other underwriter compensation;

         o any discount, commission or concession allowed or reallowed or paid to any dealer;

         o        the proposed selling price to the public; and

         o        other facts material to the transaction.

We will also file such agreement or agreements. In addition, if we are notified by the selling stockholders that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be filed.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the exchange act and the rules and regulations under the exchange act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to the same securities for a specified period of time prior to the commencement of the distribution, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We have agreed to pay all costs and expenses incurred in connection with the registration of the shares offered by this prospectus, except that the selling stockholder will be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of the shares and the fees of the selling stockholder's counsel.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus forms a part continuously effective until the earlier of the date that the shares covered by this prospectus may be sold pursuant to Rule 144(k) of the securities act and the date that all of the shares registered for sale under this prospectus have been sold.

We have agreed to indemnify the selling stockholders, or their respective transferees or assignees, against certain liabilities, including liabilities under the securities act, or to contribute to payments that the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of those liabilities.

                                LEGAL PROCEEDINGS

From time to time, we and our subsidiaries may be subject to various legal claims and proceedings arising in the ordinary course of business. Auto Data Network Inc., itself, is not a party to any litigation against it at this time.

However, we acquired CarParts Technologies, Inc. ("CarParts") in August 2004, and that company is a party to certain litigation over claims which its management believes have no merit and intends to defend against vigorously. The legal claims request aggregate damages of approximately $2,500,000. CarParts has accrued $525,000 in expected legal costs which were included in its accrued liabilities as of December 31, 2003.

Among the litigations are two, which are identified below, that relate to an asset purchase transaction.

Aidan J. McKenna ("McKenna") filed a complaint against CarParts in the Court of Common Pleas of Allegheny County, Pennsylvania on November 13, 2002 alleging that CarParts assumed the liability associated with McKenna's employment agreement with OpenWebs Corporation (the "Agreement"). If CarParts is found to have successor liability to McKenna for the Agreement and either OpenWebs Corporation ("OpenWebs") or CarParts is found to have breached the Agreement, then CarParts may be liable for any amount owed to McKenna as a result of any breach of the Agreement in the amount in excess of $2,053,000. CarParts asserts that although it acquired substantially all of the assets of OpenWebs in March 2002, the asset purchase agreement specifically excluded any liability associated with the Agreement.

In Signal Software Corporation vs. OpenWebs Corporation and CarParts Technologies. Signal Software Corporation ("Signal") filed a complaint against CarParts in the Court of Common Pleas of Allegheny County, Pennsylvania on April 7, 2003 alleging that CarParts' purchase of OpenWebs's assets was a fraudulent conveyance - i.e., that CarParts' noncash (stock) consideration was insufficient and didn't constitute reasonably equivalent value for OpenWebs' assets. Signal is seeking to have the asset purchase be set aside and all of the assets, including the Intelligent Trading Network, be returned to OpenWebs. CarParts classified the excess of the purchase price over the estimated fair value of the tangible net assets acquired from OpenWebs as goodwill, but subsequently expensed the entire balance of the goodwill in 2002. Consequently, the assets in question are carried at no value on the balance sheet of CarParts.

Cooperative Computing, Inc. ("CCI"), a provider of computer software and database products and services, filed a complaint against CarParts in Federal District Court in Austin, Texas in May 2002 alleging that a product (the "ERP Software")of CarParts' subsidiary, CR Computing Solutions, Inc. ("CR"), violates the copyright of a CCI product and that CarParts has misappropriated trade secrets and intentionally interfered with certain contractual relationships of CCI. CarParts has mounted a defense against this claim. A significant portion of the costs of this defense have been reimbursed from CarParts' insurance policy.

                                   MANAGEMENT

Our executive officers, directors and other significant employees and their ages and positions are as follows:


                                            POSITION WITH AUTO DATA NETWORK AND
NAME OF INDIVIDUAL                AGE                 SUBSIDIARIES
------------------                ---       -----------------------------------

Christopher R. Glover              58       Chairman and Chief Executive Officer
Lee J. Cole                        42       Chief Financial Officer
Lt. General J. W. Morris (ret)     83       Director
Linden Boyne                       60       Secretary


All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors or regarding their position with the Company.

CHRISTOPHER R. GLOVER, the founder of the Company, has served as the Company's Chief Executive Officer and as the Chairman of the Board of Directors since 2001. Mr. Glover has also served as the Chief Executive Officer and Chairman of the Board of Directors of ADN (UK) since 2001. Mr. Glover has 27 years experience in the automotive industry. Prior to joining the Company, Mr. Glover served as the Managing Director of Coasis Promotions Ltd., a UK marketing company, which he founded in 1995, the largest client of which was the Ford Motor Company. Concurrently therewith he founded and was the Managing Director for Redleaf Vehicle Leasing Ltd., a UK vehicle leasing company. From 1991 to 1995, he served as Sales Director for COS Ltd., a UK marketing and production services company supplying mainly to publishing, training and motor industries. From 1989 to 1991, Mr. Glover was the Managing Director and part owner for County Contract Hire Ltd., a UK vehicle leasing company operating in Britain and in France. From 1985 to 1989, Mr. Glover served as the Director and the General Manager for Equity & General Finance (Rentals) Ltd., a UK company specializing in truck and car rental and leasing ("EGF"). Prior to joining EGF, in 1985, he served as the Finance and Leasing Manager for Hughes of Beaconsfield, a UK Mercedes outlet company. From 1984 to 1985, Mr. Glover acted as the Deputy Chief Executive of Sales and Marketing for Securiplan, a UK static guarding, mobile control and courier service. From 1979 to 1984, Mr. Glover worked for Highway Vehicle Leasing Ltd. in the UK, and from 1977 to 1979, he co-founded and was responsible for all sales and marketing for The Car Leasing Company. Mr. Glover has a B.Sc., with honours, in Sociology and Management Psychology from Warwick University.

LEE COLE has been a director of the Company since 2001. Mr. Cole has been a director of DBP Holdings Ltd. ("DBP"), our largest shareholder, since 1999. DBP currently has investments in fourteen European software and related service companies. From 1995 to 1999, Mr. Cole served as the Managing Director of TEC Capital Group, a venture capital firm.

LT. GENERAL J. W. MORRIS (RET.), Chairman, retired from the military in 1980 after serving as Chief of the US Army Corps of Engineers (USACE) for nearly five years. He has had a long distinguished career in the US army which began with his West Point academic career at the outset of World War II. He has also worked directly with three US Presidents, Nixon, Ford and Carter. He is a Fellow of the Society of Military Engineers, and a Governor of West Point Military Academy. He is a director of numerous corporations, American and European. He has excellent contacts in Washington, DC and throughout the United States from his distinguished career in the Military and as a member of the National Academy of Engineering. He also was chair at the University of Maryland graduate course in Engineering Management.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock, as of September 1, 2003 by (i) each person whom we know to beneficially own 5% or more of the common stock, (ii) each of our directors, (iii) each person listed on the Summary Compensation Table set forth under "Executive Compensation" and (iv) all of our directors and executive officers. The number of shares of common stock beneficially owned by each stockholder is determined in accordance with the rules of the Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder exercises sole or shared voting or investment power. The percentage ownership of the common stock, however, is based on the assumption, expressly required by the rules of the Commission, that only the person or entity whose ownership is being reported has converted or exercised common stock equivalents into shares of common stock; that is, shares underlying common stock equivalents are not included in calculations in the table below for any other purpose, including for the purpose of calculating the number of shares outstanding generally.

                                                                PERCENTAGE OF
                                                                 CLASS OWNED
                                                             -------------------
                                               NUMBER OF                  AFTER
                                                SHARES        BEFORE    OFFERING
NAME                                             OWNED       OFFERING      (1)
----                                           ---------     --------   --------
Christopher Glover (2) .................       1,517,973       4.51%       4.18%
Lee Cole (3) ...........................             -0-        -0-         -0-
Lt. Gen. J. W. Morris (4) ..............           2,000         *           *
Linden Boyne (5) .......................             -0-        -0-         -0-

All officers and
directors as a group
(3 persons) ............................       1,519,973       4.51%       4.18%

----------
*        Less than 1% and statistically insignificant

(1) Assumes that all 2,967,656 of the shares offered by the selling stockholders are sold.
(2)      Brooklands, St. Marks Road, Tunbridge Wells, Kent, TN2 5LU, UK
(3)      Savannah House, 5th Floor 11-12 Charles II Street London SW1Y 4QU
(4)      Fairfax Drive, Suite Number 5, Arlington, Virginia, USA
(5)      Savannah House, 5th Floor 11-12 Charles II Street London SW1Y 4QU

                            DESCRIPTION OF SECURITIES

DESCRIPTION OF COMMON STOCK

NUMBER OF AUTHORIZED AND OUTSTANDING SHARES. Our Certificate of Incorporation authorizes the issuance of 50,000,000 shares of common stock, $.001 par value per share, of WHICH 28,188,762 SHARES WERE OUTSTANDING ON MAY 20, 2004. ALL OF THE OUTSTANDING SHARES OF common stock are fully paid and non-assessable.

VOTING RIGHTS. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights. Accordingly, the holders of in excess of 50% of the aggregate number of shares of common stock outstanding will be able to elect all of our directors and to approve or disapprove any other matter submitted to a vote of all stockholders.

OTHER. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

TRANSFER AGENT. Shares of common stock are registered at the transfer agent and are transferable at such office by the registered holder (or duly authorized attorney) upon surrender of the common stock certificate, properly endorsed. No transfer shall be registered unless we are satisfied that such transfer will not result in a violation of any applicable federal or state securities laws. The transfer agent for our common stock is Liberty Transfer Company, 274B New York Avenue, Huntington, New York 11743.

DESCRIPTION OF PREFERRED STOCK

NUMBER OF AUTHORIZED SHARES. Our certificate of incorporation authorizes the issuance of up to 25,000,000 shares of preferred stock, par value $.00l per share, in one or more series with such limitations and restrictions as may be determined in the sole discretion of our board of directors, with no further authorization by stockholders required for the creation and issuance thereof. Shares of preferred stock will be registered on our books. We currently anticipate that the preferred stock will not be registered with the SEC pursuant to the Exchange Act. No transfer shall be registered unless we are satisfied that such transfer will not result in a violation of any applicable federal or state securities laws.

We have designated 500,000 shares of our preferred stock as Series A-1 Convertible Promissory Note preferred stock ("Series A-1"), of which 500,000 shares were issued and outstanding as of November 100, 2004. We have designated 5,000,000 shares of our preferred stock as Series A-2 Preferred Stock ("Series A-2") , of which 2,521,900 shares were issued and outstanding as of November 10, 2004. The holders of either the Series A-1 or Series A-2 shares vote as a single class with the common stock, on an as--converted basis, on all matters on which the holders of the common stock are entitled to vote. Each of the outstanding shares of Series A-1 and Series A-2 preferred stock may currently be converted into two (2) shares of common stock. The shares of Series A convertible preferred stock shall be automatically convertible into shares of common stock under certain circumstances and may be convertible into common stock at the our option or the shareholder's option under other circumstances. Holders of Series A-1 and Series A-1 preferred stock have a liquidation preference over holders of Series B preferred stock and common stock and may receive annual dividends which may be paid in cash or additional shares of common stock in our sole discretion.

We have designated 5,514,474 shares of our preferred stock as Series B Preferred Convertible Promissory Note preferred stock ("Series B"), of which 4,429,376 were issued and outstanding as of November 10, 2004. Of this amount, 764,581 Series B shares were purchased by Series A shareholders through their exercise of their preemptive rights. Each of the outstanding shares of Series B preferred stock may currently be converted into two (2) shares of common stock. The shares of Series B Preferred Stock shall be automatically convertible into shares of common stock under certain circumstances and may be convertible into common stock at option or the shareholder's option under other circumstances. Holders of Series B Preferred Stock rank junior to the Company's Series A-1 and Series A-2 preferred stock but senior to the Company's common stock as to dividends and rights upon liquidation, deemed liquidation, and dissolution and winding up. Holders of Series B preferred stock have a liquidation preference over common stock and may receive annual dividends which may be paid in cash or additional shares of common stock in our sole discretion.

We designated 2,800,000 shares as Series D-1 Convertible Preferred Stock, of which 2,182,453 were issued and outstanding as of November 10, 2004. Except for conversion ratios, which are currently one-for-one, the right to receive warrants to purchase more shares of Series D-1 Convertible Preferred Stock shares, and a subordinate position to the Series A-1, A-2, B-1 and B-2 Preferred Stock, the rights, terms and conditions of these preferred shares are virtually the same as the Series A-1 and Series A-2 Preferred Stock.

We are registering the maximum number of shares of our common stock (namely 2,660,600 shares) which may be issued on or after February 28, 2005, pursuant to the intended designation of Series D-2 Preferred Stock. Depending upon the circumstances, the actual number of shares of Series D-2 Preferred Stock and the underlying common stock may vary, but may only vary downward. The Company anticipates designating the D-2 Preferred Stock on or before January 15, 2005. When designated, except for conversion ratios, which are currently one-for-one, the Series D-2 Convertible Preferred Stock will have the same rights, terms and conditions of the Series D-1 Convertible Preferred Stock.

WARRANTS

As of November 10, 2004, there were outstanding warrants to purchase an aggregate of 4,392,366 shares of our common stock of which;

         (i) 1,172,920 common stock equivalents at an exercise price of $1.25 per share;

         (ii) 2,151,361 common stock equivalents at an exercise price of $2.50 per share; and,

         (iii) 1,068,085 common stock equivalents at an exercise price of $1.90 per share.

STOCK OPTIONS

None.

TRANSFER AGENT

Our transfer agent is Liberty Transfer Company, Inc., 274B New York Avenue, Huntington, New York 11743.

                                     EXPERTS

Our auditors are F. E. Hanson, Ltd., Certified Public Accountants. Our consolidated financial statements as at and for the years ended February 28, 2003 and February 29, 2004, have been included in this prospectus and in the registration statement in reliance upon the report of F. E. Hanson Ltd., and upon the authority of F. E. Hanson C.P.A, as experts in accounting and auditing. Our financial statements for the six-month period ended August 31, 2004 have also been included in this prospectus and in the registration statement. These have been reviewed by our auditors F. E. Hanson Ltd.

L. Stephen Albright, attorney at law, has passed upon the validity of the securities being offered hereby.

Neither F.E. Hanson, Ltd. nor Mr. Albright were hired on a contingent basis, nor will either receive a direct or indirect interest in the business of issuer. Further, neither was or will be a promoter, underwriter, voting trustee, director, officer, or employee of the issuer.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The indemnification of our officers and directors is governed by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") as well as our Certificate of Incorporation, as amended, and By-Laws. Subsection (a) of DGCL
Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in the manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

Subsection (b) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in a connection with the defense or settlement of such action or suit if the person acted in good faith and in the manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

DGCL Section 145 further provides that to the extent that to a present or former director or officer is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. In all cases in which indemnification is permitted under subsection (a) and (b) of Section 145 (unless ordered by a court), it shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct has been met by the party to be indemnified. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are no parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. DGCL Section 145 also provides that indemnification and advancement of expenses permitted thereunder are not to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. DGCL Section 145 also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insures.

Article Seventh of our Certificate of Incorporation, as amended (the "Certificate"), provides that none of our directors shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (involving certain unlawful dividends or stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

Pursuant to Section 145(g) of the DGCL, our By-Laws, as amended, authorize the us to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the Company cannot indemnify its officers and directors.

In derivative actions, the Company may only protect its officers, directors, employees and agents from liability against expenses actually and reasonably incurred in connection with the defense or settlement of a suit, and only if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company. Indemnification is not permitted in the event that the director, officer, employee or agent is actually adjudged liable to the Company unless, and only to the extent that, the court in which the action was brought so determines.

Our Certificate of Incorporation permits it to protect from liability its directors except in the event of: (1) any breach of the director's duty of loyalty to the Company or its stockholders; (2) any act or failure to act that is not in good faith or involves intentional misconduct or a knowing violation of the law; (3) liability arising under Section 174 of the Delaware General Corporation Law, relating to unlawful stock purchases, redemptions, or payment of dividends; or (4) any transaction in which the director received an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Wien Group pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

                             DESCRIPTION OF BUSINESS

We are an emerging software company. Our primary business focus is the acquisition, development and sale of software to the automotive industry. We have a broad range of products and technologies under development.

PRODUCTS

We are a leading producer of integrated solutions that provide Information Management Services and Software Solutions to the automotive sector helping to grow business, manage change and improve profitability. We market a specialized suite of feature-rich, proprietary software support solutions and information services for the automotive industry.

Our solutions, products and services are designed for industry participants interested in relevant, real-time data related to the purchase and sale of motor vehicles and automotive parts and services in specific markets. We enable car companies and automotive retailers to work together to build value for their customers and create efficiencies in the supply chain. Our focus is clear, it is to provide automobile companies and retailers with the software tools, information and services they need to develop and improve their business.


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We divide our  products and services  into two areas.  The first is  aftermarket
Support Software and the second is Information Management services. All of our products and services revolve around three unique selling points. These are:

         1. Our ability to link the often incompatible systems and data structures of the various participants in the industry into one unified information platform;

         2. Our ability to assemble and provide relevant, actionable data in real-time to our subscribers, and;

         3. Our breadth of services and product offering designed to facilitate and increase efficiencies using the data we provide to facilitate sales of new and used vehicles, parts and accessories, and essential services such as finance, insurance and vehicle servicing.

Our corporate executive team with over 150 years of combined operating experience, delivering on strategy and strong relationships with participants in the automotive sector in the UK, Europe and North America.

Our strategy is designed to reinforce and increase our market share by leveraging upon strong existing relationships in different automotive distribution channels, a broad range of solutions, information and service offerings and the use of our information exchange network as the most efficient means of transacting with the maximum number of suppliers and customers. We earn a substantial amount of our revenues from license fees and through service support for our products and services paid by dealers, manufacturers and parts suppliers, in addition we earn some fee income on a per-transaction usage basis.

This strategy is supported by the objectives of the management;

         o        To accomplish and capitalize on industry integration; and

         o        To  deliver  and  expand  our  offering  of  information   and
                  solutions to our subscribers.

We intend to also develop, and where appropriate acquire, communication and information networks that connect and integrate the three primary sales information channels in the automotive sectors, manufacturer, retailer and customer forming one information network and one transaction engine upon which the entire automotive sector can build an internal marketplace.

The key to the successful integration of various industry infrastructures will be the creation and maintenance of an information architecture designed to ensure that all data that we capture is evaluated, sorted and repackaged for resale. Since inception the company has acquired four separate businesses in these areas and developed two internally. As the network develops, we will be increasing our charges, for the expanded service offering, including subscription and transaction fees when supplying industry transaction data collected by and distributed through our own communications hub. Additionally, this repackaged information can be leveraged to sell additional incremental products and services. The strategy to increase charges as the services and depth of offering increases will continue to grow revenues and the penetration of the system as we will have greater access to data that will benefit our subscribers and users.


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


OFFERING

As a software and information services company, our integrated product, service, training and technology solutions enable automotive retailers and other companies in their supply chain to manage their businesses profitably and serve their customers efficiently. Through our two divisions; Aftermarket Software and Information Management Services our innovative solutions span the range from new e-business, web solutions, turnkey systems and software, to, consulting, learning and networking services.

AFTERMARKET SOFTWARE

Our Aftermarket Software Division develops and markets a range of proprietary solutions for the parts and accessories segment of the automotive industry. The applications link directly to the major manufacturers of parts and accessories in the UK to monitor inventory levels. Our award winning applications, which provide real-time data are licensed to both distributors and dealers and facilitate the purchase of parts from the manufacturers. The company's products are customized according to specialization for companies engaged in parts supply, distribution, retailing, vehicle repair and servicing, and engine and component reconditioning. We are actively developing our suite of programs adding new age systems to extend our offering and expand market share.

INFORMATION MANAGEMENT SERVICES

The key driver for growth in this division is the Orbit database "Platform" which we developed over the last three years and continues to expand and invest in. The platform aggregates information gathered from the client data base refines it sells it to auto retailers and other customers on a subscription basis. The Platform is designed to act as a powerful "translator," enabling the different proprietary software and databases of automotive industry participants to interact efficiently in real-time. Information is consolidated into a single, seamless data interchange through which automotive industry-related businesses can communicate. Data is provided to and collected from over 4,500 UK automotive dealers, as well as manufacturers and financial institutions in the United Kingdom ("UK").

STRATEGY

Our strategy is to be the market leader in providing systems and software products and services, to act as the hub of a data information network for the automotive sector. Our products address and capitalize on the automotive industry's need for a common data information exchange network. Our products and services are integrated and leveraged upon the information within our Network to increase efficiencies for all Network participants. We plan to increase market share and revenue opportunities by developing and maintaining our position as the strategic hub of this information and services network. Initially, we are focusing on the UK market, although we recognize, and will pursue, additional opportunities in Europe and the U.S.

The following is a description of how we aim to achieve these objectives.

Our objective is to develop, and where appropriate acquire, the technology to create a network that connects and integrates the three primary industry channels -- manufacturer, retailer and customer - together, forming one data network and one transaction engine upon which the entire automotive sector can build an internal marketplace. The key to the successful integration of various industry infrastructures will be the creation and maintenance of an information flow designed to ensure that all data that we capture is evaluated, sorted and repackaged for resale.

We have spent the last three years developing our Orbit database which is a key driver for growth as it resells information gathered from the rest of the group to auto retailers on a subscription basis. The Platform is designed to act as a powerful "translator," enabling the different proprietary software and databases of automotive industry participants to interact efficiently in real-time through the use of a comprehensive XML and UNIX infrastructure. We consolidate this information flow into a single, seamless data interchange through which automotive industry-related businesses and consumers can communicate. The platform currently provides and collects industry data from over 4,500 UK automotive dealers, as well as manufacturers and financial institutions in the United Kingdom ("UK"), including HSBC Holdings Ltd., GM Interleasing UK, Ltd., a subsidiary of General Motors of America Corporation, SAAB GB Ltd., Volkswagen Group UK Ltd., Honda UK Ltd., Nissan Motor (GB) Ltd., Ltd., Renault UK Ltd., and Lombard Auto Exchange. Additionally we have a strategic relationship with Europe's largest Dealer Management System "DMS" provider (who currently have over 15,000 systems installed)

As the Data Interchange grows, we will begin charging subscription and transaction fees for supplying industry transaction data collected by and distributed through our own communications hub. Additionally, this repackaged information can be leveraged to sell additional incremental products and services. The anticipated impact of our integration of industry data on each of the three network channels is set forth below.

MANUFACTURER CHANNEL. Our Network will provide real-time, consolidated information on trading, product demand and supply to and from manufacturers. It will facilitate business-to-business acquisition and disposal of surplus components and vehicle stock.

RETAILER CHANNEL. By creating a full-service communications gateway through the Network, we will revolutionize existing dealer management systems. Dealers will be able to access real-time records of vehicle and owner history, vehicle reliability and running costs and competitor comparisons on price and availability.

CONSUMER CHANNEL. Access to our Network database will provide the consumer with the opportunity to access the relevant vehicle's complete service and insurance history, as well as allowing the consumer to verify used vehicle mileage. Information on real-time regional market valuations and vehicle availability will also be available to consumers either through dealerships, direct from manufacturers, or via private sales or auctions.

MAXIMIZING TRANSACTION OPPORTUNITIES

By centralizing data and information in the Network, we will enable the automotive industry to maximize transaction opportunities by streamlining the processes for accessing and managing this data and information. We believe that by centralizing and streamlining these processes we will be able to reduce the costs of data management for both the Company and for our subscribers, and thereby increase profitability. Additionally, with the increasing size of our database we believe the opportunities for leveraging upon new products for commercial advantage will grow exponentially.


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


GROWTH STRATEGY

Our plans for expansion include the continued development of a wide range of profitable products and services for our existing clients and future clients and the continued development of our database software technology. We intend to leverage upon these developments. On the global level, we plan to capitalize on our existing technology and products and services as well as our industry relationships to expand overseas, first into Europe, and then into North America. We believe the automotive industry in Europe is as fragmented as in the UK, allowing us to employ our integration strategy to expand into Europe. Many of our existing subscribers have European and overseas subsidiaries, giving us a springboard into those markets. Additionally, we will utilize our management team's industry-wide relationships with information providers to expand our market.

OUR OPERATING COMPANIES AND PRODUCTS

The following is a brief description of each of the separate business of our current operating entities:

ORBIT DATA ("ORBIT") - Orbit has developed the Data Interchange that enables the different proprietary software and databases of automotive industry participants to interact efficiently in real-time through the use of a comprehensive XML infrastructure. Orbit is a universal communications platform that gathers industry data from a wide variety of sources, translates this information into a common format and database, and makes it available to subscribers.

Orbit gathers industry data from businesses that use our software and Web portals. It also has data mining agreements with other business management software providers. We collect information from more than 4,500 dealers in the U.K. and 3,000 in Europe, as well as major financial institutions and automobile manufacturers. The Company has recently signed a five-year exclusive agreement with Europe's largest provider of dealership management software, Kerridge Technology Systems to mine data from more than 15,000 dealerships and service providers.

The platform creates information services for participants at all points along the supply chain. At the upstream end of the supply chain, manufacturers can analyze demand trends and adjust supply and pricing accordingly. Downstream operators can monitor inventory levels at the U.K.'s major parts manufacturers, an arrangement that increases liquidity and sales. Retailers can keep track of the competition, research used vehicle histories, and effectively expand their inventory by using Orbit's dealer-to-dealer vehicle locator and wholesale auction service to find and purchase requested models. These dealer services create greater vehicle liquidity and higher profit margins. Service shops and parts suppliers can access an exhaustive, up-to-date parts catalogue, as well as vehicle service and repair histories. Consumers are provided with a suite of research tools; they can browse vehicle availability and pricing, research book values, and check service, mileage and insurance histories through a single service. They can also research and apply for discounted financial products provided through our partnerships with insurance and financing companies.

Orbit applications address market inefficiencies and facilitate collaborative arrangements, because suppliers, dealers and workshops are provided with a common medium through which to communicate and conduct business.

These services are available through Orbit at a small fraction of the price of existing offerings. Our management anticipates using the Orbit platform for the continued development of new sales applications,


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


including collaborations with providers of financing, insurance and warrantee plans, as well as auction houses and roadside assistance companies.

The Orbit subscription service is installed at test locations in the U.K., and it is scheduled for commercial introduction later in 2003. The Company's agreement with Kerridge will likely provide a ready market for the Orbit suite of information and service offerings, and Kerridge is expected to help market Orbit.


ORBIT FEATURE                         EXISTING SOURCES
-------------                         ----------------
Online classified listings.........   Average dealer expenditure: $500/month
Online wholesale auctions..........   Not available
Book values and service histories..   Blue Book/Glass's: $200/month

Mileage verifications..............   $25/vehicle, average of 40/month: $1,000
Accident histories.................   $20/vehicle, average of 40/month: $800

Custom discount insurance and
   warrantees......................   Not available
Real time industry statistics......   Not available
Total cost: $200/month.............   Total cost: $2,500/month


COUNTY SERVICES AND PRODUCTS LTD. ("COUNTY") - County has developed and markets proprietary insurance products including warranties for the dealer network to assist them in selling more services to their consumers and helping them achieve a better return on their sales.

County has developed initially nine products both in warranty and insurance based services which have enabled it to amass a large database containing car buying trends and customer choices which have been built up over the last ten years. It also has a very strong liaison with all the major insurance underwriters assisting it to develop further products and being able to resell the data to the underwriters.

The products that County offers allow dealers to maintain margin if not increase and give them an advantage over their competition. By using County software application a dealer can store and access information that will help him to quickly calculate and recalculate deals by providing profit margin calculations and real-time information, all of which allows the dealer greater flexibility in negotiations. County have also developed a radio frequency identification tab to be fitted to all vehicles, plus legal fees cover, a reward for stolen vehicles and insurance against odometer tampering. The company has developed bespoke software in Insurance, Warranty and Financial services

County software is charged at a monthly fee as well as taking a percentage on all insurance and warranty sold at all the dealerships that the group is linked, which is initially 4,500, including UK dealerships such as, Reg Vardy plc, Dixon Motors plc, Perry Group plc, Mercedes-Benz Direct, Concept Automotive Services Ltd., CD Bramall plc, Corby Motor Group Ltd., Bates Motor Group Ltd. and the Robert Mowett Motor Group. County also supplies warranty packages to other dealership groups within the UK. County has a unique warranty for MOT tests in the UK upon 22,000 a carried out each month and they would expect to maintain a 50% sales success into this market.


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


ALLCARS RETAIL LIMITED AND ALLCARS.COM ("ALLCARS") - This is a web hub for a variety of retail services, including a used vehicle locator, price guide, retail auction service, and access to discounted financing and insurance products. The site also contains automotive news and information, a route planner, a page to book mechanics' services, and free email reminders about registration and insurance renewal dates. AllCars also hosts free Web sites for dealerships and provides links to these, as well as those of manufacturers and others. More than 2,000 U.K. dealerships list merchandise or services on the site, and we have assurance from 4,000 more dealerships that they will join when additional functionality is added. The Company receives 20% of all revenues that AllCars's services generate for dealerships.

Our online used vehicle locating service is the core of AllCars. The AllCars database is linked to dealerships' management software, and inventory is automatically posted on the Web. Consumers can search for vehicles by a variety of criteria including make, model, price and dealership.

AllCars also offers a portal to discounted financial services from two U.K. auto financing and insurance firms. We collaborated with Redleaf Vehicle Leasing to provide a guide to help consumers decide on appropriate vehicles and financing plans; free estimates are generated and online loan applications can be made. AllCars also provides information and free quotes from AXA Direct and AXA Insurance, which market discounted insurance and warrantee plans.

Our plans to increase AllCars's revenues by collaborating with more dealerships and adding to the site's general content and advertising base. We have seeded search engines to increase site traffic, and is pursuing strategic relationships with other providers of dealership management software. AllCars also expects to be available soon on Europe Digital, an interactive television service, and the Company may launch new sites called Allbikes, Allvans and Allrentals

E-COM MULTI LTD. - This is a dealer information service for the location of vehicles that all subscribing dealers have for sale. The subscribing dealers utilize this proprietary network to locate and purchase vehicles for the consumer making the request in their dealership. The information services dramatically increases the vehicles a dealer can offer at no cost and maximize the sales opportunities for trade in vehicles at the best market prices through the orbit platform connecting the dealership back end system to an online and real time biding process. At any one time we expect to have 70,000 vehicles on the database. The Company hosts wholesale automobile auctions for dealerships as well as insurance companies seeking replacement vehicles for those written-off in accidents. The service is not available to the public, but is only for high-volume industry players for whom auctions are a regular and time-consuming part of business. Orbit auctions are conducted through a dealer-to-dealer intranet, and they operate continuously. There are no subscriptions or listing fees, which encourages dealers to list more vehicles and browse freely. Listings provide detailed descriptions, and the bidding process is simple. Invoices are sent automatically at the end of each auction, and payment and shipping solutions are arranged. The Orbit auction service allows dealers to offer a great selection of used and new vehicles, and it significantly reduces the work involved in an auction. It also boosts liquidity and turnover, which are becoming increasingly important as heightened competition places added pressure on margins in the auto retail business.

MAM SOFTWARE LTD ("MAM") - We recently acquired MAM Software, the U.K.'s largest provider of software for the highly profitable automotive parts and accessories industry. MAM's award winning software applications serve all sectors of the parts supply chain, including manufacturers, distributors, retailers and service facilities. The Company installs customized software solutions and associated hardware, and offers


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


consultation, training and technical support for its customers. MAM is currently the leading supplier of software to U.K. body shops, and it has been consistently named as the nation's "Best Aftermarket Software Company" by the Institute of Transport Management. MAM markets four primary software products for the auto parts industry, as described below.

AUTOPART is a fully customizable and scalable business management system for the aftermarket auto parts industry. Autopart provides very detailed applications for all major aspects of factory, distribution, and retail business operations. Applications include inventory management, purchase and sales order processing and accounting programs. The software is integrated with MAM's Autocat database, which tracks 5 million auto parts in the U.K. Autopart is fully e-business enabled with XML technology, and includes features such as instant faxing of any screen, internal messaging, and the ability to conduct transactions over the Internet. The system utilizes a flexible and secure Windows environment and runs on Intel processors; it is compatible with a range of memory, speed and hardware specifications.

AUTOWORK is MAM's comprehensive software package for workshops and repair facilities. Like Autopart, it provides detailed management applications for every major aspect of business operations. Features include the generation of quotations and invoices with profit margins, the maintenance of service records by vehicle and customer, detailed stock controls, customized report generation, and a database of average retail prices and installation times. Another database tracks employee work records; a supplier database records contact information and connects to the parts database for ease of ordering; a separate tire database details pricing and stock information. Autowork is also linked to Autocat, and customers can elect access to other industry databases. In the U.K., most repair facilities are located at dealerships, so Autowork includes a cars sales module that allows clients to keep track of new or used vehicle sales. Autowork comes with a powerful set of statistical and graphics tools to help businesses analyze their operations and become more efficient. Customized reports and color charts show such data as sales and profit margins for each business segment, and the efficiency and productivity of individual mechanics.

AUTOCAT is MAM's comprehensive auto parts catalogue, which is updated and distributed in CD-ROM format on a quarterly basis. The catalogue displays millions of car and light commercial truck parts available from hundreds of aftermarket suppliers of all sizes. Simple steps make it easy to locate parts, and entries are accompanied by photographs or drawings and average street prices and installation times. Autocat generates estimates and purchase orders that can be printed or sent over the Internet.

AUTONET provides a full range of Internet services for the auto industry. Customers can choose from simple web access and e-mail packages or full service website creation and hosting. The most basic package is dial-up ISP, provided through British Telephone's popular BTclick service. Customers are billed for time spent online; there are no installation charges or commitments. This package includes two email addresses and the ability to send and receive purchase orders from MAM software applications. For larger businesses, Autonet has a dedicated mail server that provides registered domain names and networked email systems that employees can access from any location. Local mail servers can also be installed.

MAM employs a Web design team that works with business owners to create customized Web sites. The MAM team can handle all management and updating, although instruction is provided for customers who want to manage their own sites. All Web sites can be customized, but MAM also offers a suite of packaged designs.


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


MAM recently announced the release of its next generation of software, dubbed 'Version 21.' The software uses new open standards, which are compatible with a wider range of system platforms, such as the Microsoft .NET initiative. Version 21 is compatible with more than 20 operating languages, allowing greater accessibility and networking capability, such as cross-platform distributed computing and the integration of mobile devices. Scale-up capabilities and speed have also been increased, and the advance effectively widens the market for MAM Software.

CARPARTS TECHNOLOGIES, INC. ("CarParts") - CarParts is a is a leading provider of software systems to the automotive aftermarket supply chain. Over 3,000 customers, including leading automotive aftermarket outlets, tier 1 manufacturers, program groups, warehouse distributors, tire and service chains and independent installers across all 50 U.S. states and Canada, rely on CarParts software.

Under the terms of an agreement completed August 13, 2003, loaned $2 million to fund the continued growth of the company. We will also acquire CarParts on a pre-determined formula at the end of 2005. In connection with this transaction, two our Directors, Mr. Christopher Glover and Mr. Lee Cole, were named as members of CarParts' Board of Directors.

CarParts  has  developed  the  world's  first  application  suite  that puts the
Internet inside its VAST point-of-sale ("POS") and back office (DirectStep) automotive aftermarket systems. CarParts has created an industry-specific private trading network, OpenWebs(TM) Intelligent Trading Network, with in-built, secure trading and accounting functionality that lets members buy from, and sell to, any other partner on the network - distributors, manufacturers, even other dealers. Since everyone is connected under trading rules, members can confirm sales to their own customers based on accurate information and reduce their inventory. CarParts' OpenWebs(TM) Intelligent Trading Network integrates with existing industry systems from a standard Microsoft based platform resulting in lower customer installation costs and minimal user training requirements.

Using OpenWebs(TM), CarParts has also deployed a leading tire-industry ERP application, Tradera, with advanced tire functionality, tire adjustment warranty tracking, volume bonus accruals and integration with retread software. Computer-to-computer connectivity with leading tire manufacturers provides accurate real- time product information to assist dealerships and repair centers in managing and extending their relationship with customers.

Combined with the acquisition of MAM Software, we have created the footprint from which we intend to expand our aftermarket offering in the US & Europe. There is a complementary suite of products that both companies sell which means that current product lines will not be replaced in their respective markets. CarParts' software development has pursued a similar strategy to MAM Software and the adherence to open standards, such as Microsoft's .NET (NASDAQ: MSFT), will simplify the integration of our service offerings to the benefit of our customers in our respective markets. Collaboration between both companies development teams will lead to a complete and integrated suite of product offerings to the automotive aftermarket.

Both CarParts and MAM Software bring highly experienced management teams and a powerful, unduplicated roster of customers in their respective North American and European markets. The combined product lines of the two companies addresses market needs for new automotive aftermarket services that are expected to be broadly adopted in coming years. We anticipate that the combined resources and competencies achieved by the cooperation between MAM and CarParts will enable us to capture larger market share, and better enable our


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


target customers to derive profits and growth from the $237 billion US aftermarket which serves 200m US car and Fleet owners.

AVENIDA LIMITED ("Avenida") - Avenida, based in Coventry, UK, develops software to address the most pressing challenges of the automotive industry, such as the coordination of activities between manufacturers and dealers, information exchange between suppliers and manufacturer, reducing costs to stay competitive and increasing customer retention. Avenida software accelerates the flow of information throughout an organization by removing the barriers between applications, data stores and network platforms, so increasing its efficiency. Furthermore, Avenida takes these benefits outside the enterprise by pushing its technology boundaries to include selected trading partners and customers. Avenida reduces data-management costs while ensuring data is accurate and up-to-date, regardless of its location.

Avenida's software connects existing, legacy systems to those of trading partners using the latest XML standards and 'rules based' processing. Using Avenida, businesses benefit from the centralization and sharing of the critical business services, processes, messages, and vocabularies that make up the transactions exchanged between trading partners. Avenida offers an Internet-based solution to reflect the increasingly distributed nature of the automotive industry. Streamlined business information is able to flow between dealerships, manufacturers, aftermarket service providers and other distribution 'value chain' companies. Messaging to exchange customer records, orders, shipment information and other business information, within automotive product configuration and sales systems, is already in use with a number of clients including Land Rover, MG Rover, Ford (NYSE: F), BMW (Frankfurt: BMWG.F), Rolls Royce, Lloyds TSB (NYSE: LYG), and TNT, an express delivery business in Europe.

Our recently announced release of 'Version 21' software by its subsidiary, MAM Software Inc., will benefit from the rules-based translation technology developed by Avenida. The combination of these two technologies, which utilize new open standards, such as Microsoft's .NET initiative and XML, will provide integration services that universally connect automotive applications, data stores and network platforms - even across technical and organizational boundaries - and enable those resources to work together within one framework. This provides a foundation from which automotive companies, and their trading partners, are able to leverage existing information assets from a portfolio of Internet-based applications.

Our investment of $11 million in DCS Automotive, Europe's largest dealer management system ("DMS") provider and a division of DCS Group, PLC, provides a substantial channel to the Company's product offering. DCS is the leading provider of DMS systems in France, Germany and Switzerland with in excess of 11,000 clients. DCS Automotive is European leader in the provision of IT business solutions to the automotive retail sector in Europe. Established in 1976, DCS Automotive has evolved from a supplier of dealer management systems and now specializes in flexible, connective technologies and services designed exclusively for the automotive industry. DCS Automotive has offices in the UK, France, Germany, Spain, Switzerland and Asia, as well as agents and representations throughout the rest of the world. Its customers include the world's leading manufacturers, distributors and retail motor groups, including Renault, Volkswagen, BMW and leading distributor groups across Europe.

Our purchase of MMI-Automotive Limited (MMI), adds a leading provider of business management and marketing systems for the United Kingdom and European automotive industry to the group. MMI was founded in 1981 and is a leader in Microsoft Windows(R) based dealer management systems ("DMS") and customer relations marketing systems ("CRM") for both automotive dealers and manufacturers. MMI's products include

Automate  DMS, a real-time  dealer  management  system  designed for  automotive
dealerships   and  dealer  groups  -  endorsed  by  several   major   automobile
manufacturers; Target CRM, a system to help dealerships, dealer groups and manufacturers generate more revenue through the strategic management of customer relationships; Target CCRM, a centralized customer relationship management system for multi-site or multi-franchise dealers; and TimePro, a time recording and management system. MMI also offers design and consultancy services for dealer websites and product development. MMI's software provides a comprehensive dealer management system inclusive of vehicle and parts sales, inventory management, service management and records, accounting systems, as well as manufacturer links. Its fully integrated customer relations management system provides an information and marketing framework designed to maximize profitability, effectiveness and customer loyalty.

PATENTS AND PROPRIETARY RIGHTS

Our success will depend, in part, upon our ability to obtain and enforce protection for our products under United States and foreign patent laws and other intellectual property laws, preserve the confidentiality of our trade secrets and operate without infringing the proprietary rights of third parties. Our policy is to file patent applications in the United States and/or foreign jurisdictions to protect technology, inventions and improvements to our inventions that are considered important to the development of our business. We will also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop a competitive position. We evaluate the desirability of seeking patent or other forms of protection for our products in foreign markets based on the expected costs and relative benefits of attaining this protection. There can be no assurance that any patents will be issued from any applications or that any issued patents will afford adequate protection to us. Further, there can be no assurance that any issued patents will not be challenged, invalidated, infringed or circumvented or that any rights granted thereunder will provide competitive advantages to us. Parties not affiliated with us have obtained or may obtain United States or foreign patents or possess or may possess proprietary rights relating to our products. There can be no assurance that patents now in existence or hereafter issued to others will not adversely affect the development or commercialization of our products or that our planned activities will not infringe patents owned by others.

We could incur substantial costs in defending ourselves in infringement suits brought against us or any of our licensors or in asserting any infringement claims that we may have against others. We could also incur substantial costs in connection with any suits relating to matters for which we have agreed to indemnify our licensors or distributors. An adverse outcome in any litigation could have a material adverse effect on our business and prospects. In addition, we could be required to obtain licenses under patents or other proprietary rights of third parties. No assurance can be given that any of these licenses would be made available on terms acceptable to us, or at all. If we are required to, and do not obtain any required licenses, we could be prevented from, or encounter delays in, developing, manufacturing or marketing one or more of our products.

We also rely upon trade secret protection for our confidential and proprietary information. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose this technology or that we can meaningfully protect our trade secrets.

It is our policy to require our employees, consultants, members of the Board and parties to collaborative agreements to execute confidentiality agreements upon the commencement of employment or consulting relationships or a collaboration with us. These agreements provide that all confidential information developed or made known during the course of the relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreements provide that all inventions resulting from work performed for us, utilizing our property or relating to our business and conceived or completed by the individual during employment shall be our exclusive property to the extent permitted by applicable law.

SALES AND MARKETING

The sales, distribution, servicing and after-market for motor vehicles is huge, representing 1.7 trillion dollars of economic activity in North America alone. A marketplace that is ready for change. Technologies such as the Internet, broadband data transmission, wireless and handheld digital devices are creating entirely new ways to share information and conduct business in the automotive retailing marketplace. Consumers are armed with more information than ever before. They clearly expect an improved experience at the point of sale, whether they enter the physical bricks and mortar of an automotive retailer or make their purchase through the click of a mouse.

Car companies need to lower the cost of distribution. They wish to create build-to-order manufacturing strategies that quickly deliver the vehicles that consumers require. They want to free up capital and inventory and improve customer service.

Automotive retailers want to know more about the consumer and to do a better job of marketing. They want access to actionable data about their customers to help them establish long-term relationships through sophisticated CRM programs. They need to better integrate their physical and online retailing strategies to create a strong brand. They want to improve the vehicle-shopping, purchase and service experience while improving efficiency and profitability.

Allied products and services providers-like financial institutions, insurance companies, collision repair facilities and departments of motor vehicles-want to lower costs, streamline processes and provide more value for the consumer by better sharing of data and integrating services.

The transformation of the automotive industry is underway. We intend to capitalize on this transformation with our in depth industry expertise, an intense focus on our customers, market-leading solutions and award-winning software.

In the UK alone the automotive industry is a substantial revenue-generating sector of the economy, with thousands of participating companies. More than 2.2 million new vehicles were registered in 2002 in the UK market, with a sales value of over $75 billion, as reported by The Society of Motor Manufacturers and Traders Ltd. ("SMMT"). In addition, there were approximately 6.7 million used vehicle sales in 2000, worth over $65 billion annually, according to SMMT. Additional incremental sales of insurance, spare parts and other auto related products created a total UK market in excess of $160 billion in 2000, according to SMMT. Of the new vehicle sales each year, SMMT estimates that over 50% are sold to the fleet, leasing and rental markets. Over 30 different manufacturers compete in this market, through approximately 7,500 franchised retailers (31,000 outlets in total).

The retail automotive industry as a whole, though a multi-billion dollar industry, is characterized by disconnected, individual businesses, inhibiting the collection and utilization of critical transaction-related information in the industry. There has been significant consolidation among manufacturers, but the dealer networks, that serve as the primary means for distribution of products, tend to be entrepreneurial and highly fragmented.

The absence of efficient information exchange makes the industry unwieldy, unresponsive to market changes and operationally inefficient. Many of the business units can be compared to islands of information: disconnected from their immediate partners, within what we view as the three primary industry channels - manufacturers, retailers and consumers. Linkage between different channels is limited due to antiquated systems with no common technology platforms or information pathways. These barriers to information supply and analysis increase inefficiencies throughout the industry. Without a system that facilitates compatibility these inefficiencies will only be exacerbated as the industry's reliance on technology grows.

We believe that the industry suffers from similar problems in Europe and in the U.S. The impact of global competitive pressures are forcing the automotive industry to reduce margins and look for areas where efficiencies can be improved and new revenue streams located and utilized. A need exists to build a universal network through which the automotive industry can communicate and conduct business.

Our success will depend, in part, upon our ability to obtain and enforce protection for our products under United States and foreign patent laws and other intellectual property laws, preserve the confidentiality of our trade secrets and operate without infringing the proprietary rights of third parties. Our policy is to file patent applications in the United States and/or foreign jurisdictions to protect technology, inventions and improvements to our inventions that are considered important to the development of our business. We will also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop a competitive position.

We also rely upon trade secret protection for our confidential and proprietary information. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose this technology or that we can meaningfully protect our trade secrets.

It is our policy to require our employees, consultants, members of the Scientific Advisory Board and parties to collaborative agreements to execute confidentiality agreements upon the commencement of employment or consulting relationships or a collaboration with us. These agreements provide that all confidential information developed or made known during the course of the relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In the case of employees, the agreements provide that all inventions resulting from work performed for us, utilizing our property or relating to our business and conceived or completed by the individual during employment shall be our exclusive property to the extent permitted by applicable law.

INDUSTRY OVERVIEW

The software industry has significantly evolved since its commercial inception in the 1970s and is currently approaching a period of sustained growth. We believe that this growth, coupled with the maturing state of the existing automotive software sector, will strengthen the large software companies and result in the emergence of a new generation of software companies. To be successful, this new breed of software company must have the ability to harness rapidly advancing technology, provide solutions for previously unmet needs, ensure faster


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


development of new products and allow flexibility to exploit changing market conditions. We seek to be at the forefront of this new generation of companies.

COMPETITION

We have no direct competitors in the UK or in Europe who will be offering the same breadth of products, depth of data and services that we intend to offer. There are a number of our individual services and solutions that have specific competitors products in their respective businesses. However no company\markets an equivalent data rich and flexible suite of integrated services.

Orbit's direct competitors in the UK market are Cap Net, Glass's Information Services Ltd., and Autologic Information International Inc. However, it is possible that, in the future, we may face service or solutions competition from other existing or potential competitors, such as The Reynolds and Reynolds Company, currently operating only in North America.

We are confident that our ability to successfully integrate manufacturers, retailers and customers in the industry, and provide a comprehensive information service and software solution for the automotive industry through one unified network will contribute to our continued success over any existing or future competitors and ensure long term success. Additionally, we feel the depth of industry knowledge and experience, the strong and credible reputation of our management, as well as our proprietary technology and expertise will continue to give our network and products a competitive edge in the market.

While the market for providing Internet products and services for the automotive industry is relatively new, it is rapidly evolving, and it is likely that the All Cars Web site will could face competition in the future. However we believe that our established products and data will protect us from any immediate threat and give us a competitive advantage from which to develop our product and company strategy. However our existing and potential competitors may develop offerings that are perceived as better than our services or otherwise achieve greater market acceptance. Currently, AllCars consumer site competes with Autobytel Inc. and Autotrade, both of which are Internet-based companies. The value and unique position of our trade, consumer and data products create a number of elements and markets for us and therefore provide numerous revenues and markets to develop or focus on. This multi market strategy provide numerous advantages to us.

EMPLOYEES

The company and its subsidiaries have a total of 254 employees as at November 10, 2004. We engage independent contractors for information technology programming activities and software support and training. We consider our relations with our employees to be good. We have never had a work stoppage, and no employees are represented under collective bargaining agreements.


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


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read together with our audited financial statements and notes included elsewhere in this prospectus.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial Reporting Release No. 60, which was recently released by the SEC, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of the consolidated financial statements. In addition, Financial Reporting Release No. 61 was recently released by the SEC, which requires all companies to include a discussion to address, among other things, liquidity, off-balance sheet arrangements, contractual obligations and commercial commitments. The following discussion is intended to supplement the summary of significant accounting policies as described in Note 1 of the Notes To Consolidated Financial Statements for the year ended February 28, 2003 included in our annual report on Form 10-K.

These policies were selected because they represent the more significant accounting policies and methods that are broadly applied in the preparation of the consolidated financial statements.

REVENUE-RECOGNITION

Non-refundable up-front payments received in connection with software licences and support services are deferred and recognized on a usage basis over the relevant periods of the service agreement typically 3 or 5 years. All other services supplied are invoiced in arrears and are immediately collectible.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles of the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences may be material to the financial statements.

OVERVIEW

We are a group of established companies which provide software products and services to the automotive industry. The company's main customers are auto dealerships in a marketplace of approximately 78,000 dealers in North America and 92,000 dealers in Europe. We supply a suite of software services and solutions that enable the dealerships to run their businesses more efficiently and achieve considerable cost savings. The majority of the company's current solutions are focused on serving the aftermarket and finance areas of dealerships.

COMPANY STATUS

We have made solid progress in developing our business over the past twelve months. With the exception of our most recent fiscal year we have incurred losses during our development stage. Our management believes


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


that we have the opportunity to become a leading automotive technology company, provided we successfully bring our lead products to market. We intend to commence marketing a combined suite of products. A key element of our business strategy is to continue to acquire, obtain licenses for, and develop new technologies and products that we believe offer unique market opportunities and/or complement our existing product lines.

We are considered a development-stage company for accounting purposes because we have not generated any material revenues to date. Accordingly, we have no relevant operating history upon which an evaluation of our performance and future prospects can be made. We are prone to all of the risks to the establishment of any new business venture. You should consider the likelihood of our future success to be highly speculative in light of our limited operating history, as well as the limited resources, problems, expenses, risks and complications frequently encountered by similarly situated companies. To address these risks, we must, among other things:

         o satisfy our future capital requirements for the implementation of our business plan;

         o        commercialize our existing products;

         o complete development of products presently in our pipeline and obtain necessary regulatory approvals for use;

         o implement and successfully execute our business and marketing strategy to commercialize products;

         o        establish and maintain our client base;

         o continue to develop new products and upgrade our existing products;

         o        respond to industry and competitive developments; and

         o        attract, retain, and motivate qualified personnel.

We may not be successful in addressing these risks. If we were unable to do so, our business prospects, financial condition and results of operations would be materially adversely affected. The likelihood of our success must be considered in light of the development cycles of new pharmaceutical products and technologies and the competitive and regulatory environment in which we operate.

RESULTS OF OPERATIONS

FOR THE FISCAL YEAR END FEBRUARY 29, 2004

In the completed fiscal year we reported an increase in revenues to $1,773,000, up from $40,412 in the previous year, reflecting the initial impact of our acquisition program. Full contributions from these acquisitions and the subsequent acquisition of MAM Software will produce a substantial increase in revenue for the current year.

The Company made a net profit of $514,648 in the financial year which reduced the net loss from operations, since the Company's inception, to $675,941. The Company's performance in this year is reflective of its ongoing expansion. It is anticipated that the Company will be able to meet its financial obligations through internal net revenue in the foreseeable future.

The Company acquired Auto Data Group on October 2, 2001, and this has been treated as a reverse takeover with Auto Data Group being regarded as the acquirer in the financial statements. To complete the Company's change in strategy to an automotive software and aftercare provider it was decided during the fiscal year ending February 28, 2002, to sell its subsidiary, CMAC Limited, and its assets. This was achieved for zero consideration and has been accounted for as a write off of $774,402, which includes the disposal of a vehicle prototype valued at $648,960.

Total assets have increased to $9,143,601 compared with $4,836,980 in the previous year.

LIQUIDITY AND CAPITAL RESOURCES

The Company made post tax profit of $514,648 in the year ended February 28, 2003, and $2,000,826 in the first nine months of this year and it is anticipated that the Company will be able to meet its financial obligations through internal net revenue in the foreseeable future. As a result, the Company has from time of inception to August 31, 2003, a net profit from operations of $1,591,772.

Through October 30, 2003 we have sold an aggregate of 500,000 shares of Series A-1 preferred stock in a series of private placements, 4,828,300 shares of Series A-2 Preferred Stock and issued warrants to purchase an aggregate of 1,331,000 shares of common stock, resulting in aggregate gross proceeds of approximately $14,983,750 once all warrants are exercised.

In addition, between February 12, 2004, and May 20, 2004, we sold an aggregate total of 5,105,881 shares of Series B-1 Preferred Stock in a private placement and 272,526 shares of Series B-2 Preferred Stock and issued warrants to purchase an aggregate of 3,219,446 shares of common stock, resulting in aggregate gross proceeds of approximately $26,810,113 once all warrants are exercised. All of these sales were made in reliance upon exemptions from registration under the Securities Act of 1933, as amended (the "Act"). We sold all of the Series B Preferred Stock for $3.80 per share. Each of these preferred shares is currently convertible into two (2) shares of our common stock. For each five (5) shares of Series B preferred stock purchased, subscribing investors receive two (2) warrants to purchase shares of the Company's common stock at an initial exercise price equal to $2.50 per share. The shares of common stock underlying these preferred shares and warrants are being registered pursuant to this registration statement. In addition to selling those shares, we issued warrants to purchase up to 1,068,085 shares of our common stock to various investment advisors and consultants. These warrants are exercisable at the price of $1.90 per share. We are also registering 1,068,085 shares of our common stock which underlie these warrants. These transactions are listed in the Selling Shareholders portion of this registration statement.

We intend to raise additional capital from public or private placements to investors of our common stock and/or other series of preferred stock. However, there can be no assurance that we will be able to obtain capital from a placement of our common stock or whether the funds required by the Company will enable us to further develop our operations. Additionally, there is no guarantee that we will be able to raise capital on terms and conditions which are acceptable to us. The inability to raise additional capital may forestall our growth.

PLAN OF OPERATION

Our management does not believe that we need any of the net proceeds from the exercise of the warrants and that without those proceeds, we will be able to continue as currently planned operations for the next 12 months.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the FASB issued Statement No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets with indefinite lives will no longer be amortized, but will be subject to annual impairment tests in accordance with Statement 142. Other intangible assets will continue to be amortized over their useful lives. The Company is still in the process of evaluating the impact of adopting this pronouncement on its consolidated financial statements, however, it does not believe that the adoption of this pronouncement will have a material impact on the consolidated financial statements.

In August 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement is effective for fiscal years beginning after December 31, 2001. This supercedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," while retaining many of the requirements of such statement. We do not believe that this statement will have a material effect on our financial statements.

In April 2002, the FASB, issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, 64, Amendment of FASB Statement No. 13, and Technical Corrections. In addition to amending and rescinding other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions, SFAS No. 145 precludes companies from recording gains and losses from the extinguishment of debt as an extraordinary item. SFAS No. 145 is effective for our first quarter in the fiscal year ending June 30, 2003. The Company does not expect the adoption of this pronouncement to have a material impact on our consolidated results of operations or financial position.

In June 2002, the FASB issued SFAS No. 146, :Accounting for Costs Associated with Exit or Disposal Activities." The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal activity. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of this pronouncement to have a material effect on the consolidated results of operations or financial position.

                             DESCRIPTION OF PROPERTY

As of the date of this report we do not own any interest in real property. Our corporate headquarters are located at 5 Lamberts Road, Tunbridge Wells, Kent TN2 3EH, United Kingdom. We also have offices at 712 Fifth Avenue, 19th Floor New York, New York 10023 and in London at Savannah House, 5th Floor 11-12 Charles II Street London SW1Y 4QU. We occupy approximately 2,600 square feet on one floor at our corporate headquarters, which is leased through The Forsyth Business Centre. We occupy approximately 300 square feet on one floor at our New York office and approximately 600 square feet on one floor at our London office.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the fiscal year ended November 10, 2004, there were no material transactions or relationships between the Company and its management.

                      MARKET FOR COMMON EQUITY AND RELATED
                               STOCKHOLDER MATTERS

                                               HIGH                LOW
                                               ----                ---

Fiscal Year Ended February 29, 2004
     First Quarter                            $2.45               $0.90
     Second Quarter                           $2.50               $1.93
     Third Quarter                            $1.88               $1.78

Fiscal Year Ended February 28, 2003
     First Quarter                            $3.15               $0.80
     Second Quarter                           $3.75               $2.30
     Third Quarter                            $4.25               $3.50
     Fourth Quarter                           $4.50               $4.00

Fiscal Year Ended February 28. 2002
     First Quarter                            $4.50               $4.00
     Second Quarter                           $4.10               $0.01
     Third Quarter                           $65.625              $0.75
     Fourth Quarter                          $65.625             $65.625


On September 29, 2001 the Company effected a 25-for-1 reverse stock split which reduced the number of shares of issued common stock to 534,871. On October 16, 2001, the Company issued 9,500,000 shares in consideration for all of the outstanding shares of Europortal Inc T/A AutoData Group ("ADG"). The remaining 5% equity of the Company was retained by existing AMAC stockholders. The effect of this transaction was a change of control of the Company, ceding corporate control to the former stockholders of ADG. In acquiring ADG, the Company became the owner of Automotive Data Network Ltd., formerly All Group Holdings Ltd., a UK holding company.

COMMON STOCK

The Company's Certificate of Incorporation provides for the authorization of 50,000,000 shares of common stock, par value $0.001 per share. As of November 10, 2004, 30,625,688 shares of common stock were issued and outstanding, all of which are fully paid and non-assessable. As of November 10, 2004, there were 478 shareholders of record of common stock. Each share of our common stock is entitled to one vote. Our stockholders have no pre-emptive rights.

PREFERRED STOCK

As stated above, our Articles of Incorporation authorize the issuance of 25,000,000 shares of preferred stock, par value $0.001 per share. As of November 10, 2004, 3,274,820 shares of Series A preferred stock were issued and outstanding which were held by 40 shareholders of record and 4,714,071 shares of Series B preferred shares were issued and outstanding which were held by 84 shareholders.

DIVIDENDS

We have never declared or paid cash dividends on our capital stock, and our board of directors does not intend to declare or pay any dividends on the common stock in the foreseeable future. Our earnings, if any, are expected to be retained for use in expanding our business. The declaration and payment in the future of any cash or stock dividends on the common stock will be at the discretion of the board of directors and will depend upon a variety of factors, including our ability to service our outstanding indebtedness and to pay our dividend obligations on securities ranking senior to the common stock, our future earnings, if any, capital requirements, financial condition and such other factors as our board of directors may consider to be relevant from time to time.

Owners of preferred shares have a certain rights and priorities to dividends and liquidation proceeds.

The transfer agent for our Common Stock is Liberty Transfer Co. located at 274 New York Avenue, Suite B Huntington, New York 11743. Their telephone number is 212 509-4000.

                             EXECUTIVE COMPENSATION

The following table sets forth information for each of the fiscal years ended February 28, 2003, 2002 and April 30, 2001, 2000 and 1999 concerning the compensation paid and awarded to all individuals serving as (a) our chief executive officer, (b) each of our four other most highly compensated executive officers (other than our chief executive officer) at the end of our fiscal year ended February 28, 2004 whose total annual salary and bonus exceeded $100,000 for these periods, and (c) up to two additional individuals, if any, for whom disclosure would have been provided pursuant to (b) except that the individual(s) were not serving as our executive officers at the end of our fiscal year ended February 28, 2003:

SUMMARY COMPENSATION TABLE

                                                                     Restricted    Securities
Name &                                                Other Annual     Stock      Underlyling     LTIP      All Other
Principal                            Salary   Bonus   Compensation     Awards     Options/SARs   Payouts   Compensation
Position                    Year       ($)     ($)        ($)            ($)           (#)         ($)         ($)
---------                   ----     ------   -----   ------------   ----------   ------------   -------   ------------
Christopher R. Glover (1)   1999        0       0           0             0             0           0           0
                            2000        0       0           0             0             0           0           0
                            2001        0       0           0             0             0           0           0
                            2002        0       0           0         39,000            0           0           0
                                                                      shares
                            2003        0       0           0             0             0           0           0

Lee Cole                    1999        0       0           0             0             0           0           0
                            2000        0       0           0             0             0           0           0
                            2001        0       0           0             0             0           0           0
                            2002        0       0           0             0             0           0           0
                            2003        0       0           0             0             0           0           0

Lt. Gen. J.W. Morris        1999        0       0           0             0             0           0           0
                            2000        0       0           0             0             0           0           0
                            2001        0       0           0             0             0           0           0
                            2002        0       0           0             0             0           0           0
                            2003        0       0           0             0             0           0           0

Linden Boyne                1999        0       0           0             0             0           0           0
                            2000        0       0           0             0             0           0           0
                            2001        0       0           0             0             0           0           0
                            2002        0       0           0             0             0           0           0
                            2003        0       0           0             0             0           0           0

(1) In February, 2004, Mr. Glover commenced receiving an automobile allowance of (pound) 57,500.


                   CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURES

None.

                              FINANCIAL STATEMENTS

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

         AUTO DATA NETWORK, INC. - FOR THE YEAR ENDED FEBRUARY 28, 2003


Report of Independent Auditors  ...........................................F-1

Consolidated Balance Sheet as of February 28, 2003.........................F-2

Consolidated Statements of Operations for the years ended
   February 28, 2003 and 2002 and the period from
   August 16, 1996 (inception) to February 28, 2003 .......................F-3

Consolidated  Statements of  Stockholders'
   Equity (Deficit) for the years ended
   February 28, 2001, 2002 and 2003 and the
   period from August 16, 1996
   (inception) to February 28, 2003........................................F-4

Consolidated Statements of Cash Flows for the years ended
   February 28, 2003 and 2002..............................................F-5

Notes to Consolidated Financial Statements for
   the year ended February 28, 2003........................................F-6

AUTO DATA NETWORK, INC. - FOR THE YEAR ENDED FEBRUARY 28, 2004

Report of Independent Auditors  ...........................................F-8

Consolidated Balance Sheet as of February 29, 2004 ........................F-9

Consolidated Statements of Operations for the years ended
   February 29, 2004 and February 28, 2003   .............................F-10

Consolidated  Statements of  Stockholders'
   Equity (Deficit) for the years ended
   February 29, 2004, 2003 and 2002
   and the period from April 30, 1998 to February 29, 2004 ...............F-11

Consolidated Statements of Cash Flows for the years ended
   February 29, 2004 and February 28, 2003     ...........................F-13

Notes to Consolidated Financial Statements for
   the year ended February 29, 2004  .....................................F-14

     AUTO DATA NETWORK, INC. - AS OF AUGUST 31, 2004 AND FOR THE SIX MONTHS
                             ENDED AUGUST 31, 2004

Consolidated Balance Sheet as of August 31, 2004 .........................F-16

Consolidated Statements of Operations for the nine months ended
   August 31, 2004 and 2003...............................................F-17

Consolidated Statements of Cash Flows for the nine months
   ended August 31, 2004 and 2003.........................................F-18

Notes to Consolidated Financial Statements for the
   nine months ended August 31, 2004 .....................................F-19

                         REPORT OF INDEPENDENT AUDITORS

TO THE BOARD OF DIRECTORS, AUTO DATA NETWORK INC.:

I have audited the accompanying balance sheet of Auto Data Network Inc., ("the Company") as of February 28, 2003 and the related Income Statement and Cash Flow for the period then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on our audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for our opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Auto Data Network, Inc., as of February 28, 2003, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




/S/ F. E. HANSON, LTD.                               DATE:  JUNE 16, 2003
-----------------------
F. E. HANSON LTD.
FRANK E, HANSON, C.P.A.
ARLINGTON, VA.

AUTO DATA NETWORK, INC.

CONSOLIDATED BALANCE SHEET

                                FEBRUARY 28, 2003
           ASSETS


Current assets:
     Cash & cash equivalents .............................              722,961
     Deferred costs ......................................                1,194
     Accounts receivable .................................              867,106
                                                                   ------------
Total current assets .....................................         $  1,591,261


Property, plant and equipment, net .......................               54,159

Other assets:

     Intangible assets, net ..............................            7,498,181

                                                                   ------------
                                                                   $  9,143,601
                                                                   ============

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
     Bank overdraft ......................................         $    312,327
     Accounts payable ....................................            1,807,616
     Other accrued liabilities ...........................              279,683
     Tax payable .........................................              488,000
                                                                   ------------
Total current liabilities ................................            2,887,626

Long term liabilities:
                                                                              0
                                                                   ------------
Total liabilities ........................................            2,887,626
Stockholders' deficit:
     Common stock, $0.001 par value ......................               11,552
     Authorised:  50,000,000 shares
     Issued and outstanding: .............................           11,552,289
     Additional paid in capital ..........................            6,858,537
     Currency value changes ..............................               61,827
     Deficit accumulated during development stage ........             (675,941)
                                                                   ------------
Total stockholders' deficit ..............................            6,255,975

                                                                   ------------
                                                                   $  9,143,601
                                                                   ============


The accompanying footnotes are an integral part of these financial statements.

AUTO DATA NETWORK, INC.

CONSOLIDATED STATEMENT OF OPERATIONS


                                                                   Period from
                                                                    August 16,
                                                                      1996
                                                                   (inception)
                                     Year ended     Year ended       through
                                    February 28,   February 28,    February 28,
                                        2003           2002            2003
                                    ------------   ------------    ------------
Revenue .........................   $  1,772,996   $     40,412    $  5,135,697

Cost of sales ...................        590,193         40,760       2,288,113

Gross profit/loss ...............      1,182,803           (348)           --


Total operating expenses ........      1,081,617         68,053       1,887,486
Disposal of asset ...............           --          648,960         648,960
                                    ------------   ------------    ------------

Net profit/loss pre tax .........   $    101,186   $   (717,361)   $   (248,333)
                                    ============   ============    ============

Basic and diluted net
   loss per share ...............                  $      0.045    $     (0.065)


   Weighted average shares used
   in computing basic and diluted
   basic and diluted net loss per
   share ........................     11,552,289     11,462,078


The accompanying footnotes are an integral part of these financial statements.

AUTO DATA NETWORK, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                                   Total
                                     Common Stock Issued           Paid-In      Accumulated     Shareholder's
                                    Shares        Par Value        Capital        Deficit          Equity
                                 ------------    ------------    ------------   ------------    ------------
Balance as of Apr. 30, 1998 ..     10,000,000    $     10,000    $      9,000   $    (31,450)   $    (12,450)
                                 ============    ============    ============   ============    ============

Shares canceled Mar. 31, 1999     (10,000,000)        (10,000)           --             --              --
Shares issued 6.5 to 1
  reverse split Mar. 8, 1999 .      1,538,461           1,538            --             --              --
Net loss for year ended 1999 .      3,500,000           3,500            --         (133,004)       (150,416)
                                 ------------    ------------    ------------   ------------    ------------

Balance Apr. 30, 1999 ........      5,038,461    $      5,038    $      9,000   $   (164,454)   $   (150,416)
                                 ============    ============    ============   ============    ============

Net loss for year ended 2000 .           --              --              --         (126,846)       (277,261)
                                 ------------    ------------    ------------   ------------    ------------

Balance Apr. 30, 2000 ........      5,038,461    $      5,038    $      9,000   $   (291,300)   $   (277,261)
                                 ============    ============    ============   ============    ============

Net loss for year ended 2001 .           --              --              --         (143,450)       (420,711)
                                 ------------    ------------    ------------   ------------    ------------

Balance Apr. 30, 2001 ........      5,038,461    $      5,038    $      9,000   $   (434,750)   $   (420,711)
                                 ============    ============    ============   ============    ============

AMAC Inc. ....................
Shares issued Sep. 28, 2001 ..      8,333,333          (8,333)           --             --              --
Gala loan capitalised
  25 for 1 reverse split
  Sep. 29, 2001 ..............        534,871            (534)           --             --              --
Shares issued Oct. 16, 2001 ..      9,500,000          (9,500)           --             --              --
Acquisition of Europortal Inc.
Shares issued Oct. 17, 2001 ..      1,077,268          (1,077)           --             --              --
Loans capitalised
Shares issued Feb. 15, 2002 ..        350,000          (3,500)           --             --              --
Consultants
Net loss for year ended 2002 .           --              --              --         (725,002)      3,941,390
                                 ------------    ------------    ------------   ------------    ------------

Balance Feb. 28, 2002 ........     11,462,078    $    (11,462)   $  5,120,518   $   (725,002)   $  3,941,390
                                 ============    ============    ============   ============    ============

Shares issued April 26, 2002 .         90,211          (90.21)        383,307           --              --
Acquisition of E-com Multi Ltd
   August 3, 2002 ............           --              --         1,274,700           --              --
Acquisition of Hilsten
   Resources Ltd
Loans capitalised ............           --              --            44,167           --              --
Exchange differences .........           --              --            35,845        (12,371)           --
Net profit for year ended 2003           --              --              --          514,648            --
                                 ------------    ------------    ------------   ------------    ------------

Balance Feb. 28, 2003 ........     11,552,289    $    (11,552)   $  6,858,537   $    502,274    $  6,255,975
                                 ============    ============    ============   ============    ============


The accompanying footnotes are an integral part of these financial statements.

AUTO DATA NETWORK, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                FOR THE YEARS ENDED FEBRUARY 28,
                                                    2003               2002
                                                 -----------        -----------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Profit/(Loss) ........................       $   514,648        $  (725,002)

Depreciation and amortization ............           144,853              4,349
Write off of R&D Costs ...................              --              648,960
Net Change in Assets, Liabilities
 & Accruals ..............................           178,941            723,998
Net Adjustments ..........................           323,794          1,377,307
Net Cash Used in Operating Activities ....           838,442            652,305
Cash Flows from Investing Activities .....           (25,000)          (714,917)


Cash Flows from Financing Activities
Exchange Rate Difference .................            61,827            (31,859)
Other Non-Cash Change ....................        (2,844,106)             4,221
New Shares Issue .........................                90              6,424
Additional Paid in Capital ...............         1,738,019             24,946
                                                 -----------        -----------
                                                  (1,044,170)             3,732

Net Change in Cash .......................          (230,728)           (58,880)
Cash Beginning Period ....................           (55,425)             3,455
                                                 -----------        -----------
Cash at End of Period ....................          (286,153)           (55,425)
Cash and Bank Balance ....................             3,591                 14
Bank Overdrafts ..........................          (289,744)           (55,439)
                                                 -----------        -----------
                                                 $  (286,153)       $  (155,425)


The accompanying footnotes are an integral part of these financial statements.

AUTO DATA NETWORK, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD ENDING FEBRUARY 28, 2003

NOTE 1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:
Description of Company : Auto Data Network, Inc. a Delaware corporation is the parent company arising from the merger between the Company and the following entities: Europortal Inc., Automatrix Ltd., County Services and Products Ltd, E Multi Ltd. its aim is to create a dedicated information network between the UK automotive industry, its consumers and trading partners.

NOTE 2. BASIS OF PRESENTATION:
Financial statements are prepared on an accrual basis of accounting where revenue is recognized when earned and expenses when incurred.

NOTE 3. ACCOUNTS PAYABLE:
As of the date of this report there are no judgments or pending litigation outstanding. However management indicates that alternative funding will be required to satisfy liabilities.

NOTE 4. USE OF ESTIMATES:
The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly actual results could differ from these estimates. Significant estimates in the financial statements include the assumption that the company will continue as a going concern.

NOTE 5. CONTINGENT LIABILITY:
A possible liability exists with Inland Revenue when and if the accrued payroll of UK staff and Directors are converted to equity.

NOTE 6. ACQUISITIONS:
During the fiscal year acquisition agreements have been reached with Hilsten Resources, Ltd., Automatrix (UK) Ltd., and E-Com Multi (UK) Limited.

NOTE 7. DEPRECIATION POLICY:
The company depreciates all its fixed assets over their useful lives on the following basis:

o Tangible assets at the rate of 25% per annum on the reducing balance of the asset value.

o Intangible assets at the rate of 3% per annum commencing one year after the asset was acquired.

NOTE 8. REVENUE RECOGNITION:
The company recognizes income when services are rendered and license fees are normally agreed on an annual basis and invoiced monthly in arrears.

NOTE 9. FOREIGN CURRENCY:
The company's foreign subsidiaries use the local currency as their functioning currency. Accordingly assets and liabilities are translated into US dollars at year end exchange rates, and revenues and expenses are translated at the average prevailing during the accounting period.

NOTE 10. SUBSEQUENT EVENTS:
On January 18, 2003, a Share Sale Agreement was executed relating to the acquisition by Auto Data Network of the entire Share Capital of MAM Software Limited, ("MAM"), a company registered in England and based in Sheffield, South Yorkshire. Completion took place on April 23, 2003.

                         REPORT OF INDEPENDENT AUDITORS

TO THE BOARD OF DIRECTORS, AUTO DATA NETWORK INC.:

I have audited the accompanying balance sheet of Auto Data Network Inc., ("the Company") as of February 29, 2004 and the related Income Statement and Cash Flow for the period then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on our audit.

I conducted my audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for our opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Auto Data Network Inc., as of February 29, 2004, and the results of its operations and its cash flows for the year ended February 29, 2004 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.





/s/ F. E. HANSON                                  Date: June 3, 2004
---------------------------
F. E. Hanson Ltd.
Frank E. Hanson, C.P.A.
Arlington, VA.

                             AUTO DATA NETWORK, INC.
         CONSOLIDATED BALANCE SHEET FOR PERIOD ENDING FEBRUARY 29, 2004

                                                   As of             As of
                                             February 29 2004  February 28, 2003
                                             ----------------  -----------------
CURRENT ASSETS
     Cash & Cash Equivalents ............       $  6,282,465      $    722,961
     Inventory ..........................          2,419,465                 0
     Prepaid Expenses ...................            335,066             1,194
     Accounts Receivables ...............         12,398,307           867,106
     Other Accounts Receivable ..........            892,435                 0
        Total Current Assets ............       $ 22,327,738      $  1,591,261

FIXED ASSETS
        Total Fixed Assets ..............          2,344,988            54,159

OTHER ASSETS
     Accumulated Development
     And Acquisition Costs ..............         16,942,003         7,498,181
     TOTAL OTHER ASSETS .................          4,716,354         7,498,181
        TOTAL ASSETS ....................         46,331,083         9,143,601

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
     ACCOUNTS PAYABLE ...................       $  7,025,766      $  1,451,366
     BANK OVERDRAFT .....................          1,109,226           289,744
     LOAN PAYABLE .......................              8,293            22,583
     TAXATION PAYABLE ...................          1,776,491           488,000
     ACCRUED EXPENSES ...................            659,334           279,683
     DEFERRED REVENUE ...................            990,108                 0
     OTHER CURRENT LIABILITIES ..........          1,566,189                 0
     TOTAL CURRENT LIABILITIES ..........       $ 13,135,407      $  2,531,376

LONG TERM LIABILITIES ...................       $  2,486,444      $          0

TOTAL LIABILITIES .......................       $ 15,621,851      $  2,531,376

STOCKHOLDER'S EQUITY
    COMMON STOCK $0.001 PAR VALUE
    50,000,000 SHARES AUTHORIZED
    23,602,000 ISSUED AND OUTSTANDING
    FEBRUARY 29, 2004 ...................       $     23,602            11,590

    PREFERRED STOCK $0.001 PAR VALUE
    25,000,000 SHARES AUTHORIZED
    2,866,000 ISSUED AND OUTSTANDING
    FEBRUARY 29, 2004 ...................       $      2,866                 0

    ADDITIONAL CONTRIBUTED
      CAPITAL ...........................       $ 28,049,231         7,214,749

    CURRENCY VALUE CHANGES ..............       $   (318,703)           61,827
    PRE-ACQUISITION RESERVE .............             83,612                 0
    ACCUMULATED SURPLUS/DEFICIT .........       $  3,649,527          (675,941)
    RETAINED EARNINGS B/FWD .............           (780,908)
    TOTAL STOCKHOLDERS EQUITY ...........       $ 30,709,232         6,612,225

TOTAL LIABILITIES AND
    STOCKHOLDER'S EQUITY ................       $ 46,331,083         9,143,601


The accompanying notes are an integral part of these financial statements.

                             AUTO DATA NETWORK, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR PERIOD ENDING FEBRUARY 29, 2004


                                                   As of             As of
                                               February 29,      February 28,
                                                   2004              2003
                                               ------------      ------------

Total Revenue ..............................   $ 25,330,056      $  1,772,996
Cost of Sales ..............................      8,057,903           590,193
Gross Profit (Loss) ........................     17,272,153         1,182,803
Staffing Costs .............................      6,329,438           313,528
Total Operating Expenses ...................     12,839,838         1,081,617
Net Profit/(Loss) ..........................      4,432,315           101,186
Financing Expenses .........................       (138,754)           22,564
Prior Period Accrual Adjustment ............              0           768,089
Net Profit/(Loss) Before Corporation Tax ..       4,293,561           846,711
Write off for Goodwill .....................              0                 0
Provision for Tax ..........................       (644,034)         (332,063)
Net Profit/(Loss) ..........................      3,649,527           514,648
Profit/(Loss) Per Share ....................          0.194             0.045


The accompanying notes are an integral part of these financial statements.

                             AUTO DATA NETWORK INC.

                         SHAREHOLDERS' EQUITY STATEMENT
                      FOR THE YEAR ENDED FEBRUARY 29, 2004


                                            Common Stock Issued         Preferred        Total          Acc.       Shareholder's
                                          Shares        Par Value         Shares      Paid Capital    Deficit         Equity
                                        -----------    ------------    ------------   ------------  ------------    ------------
Balance as of April 30, 1998             10,000,000    $     10,000    $      9,000                 $    (31,450)   $    (12,450)

Shares Cancelled March 31, 1999         (10,000,000)        (10,000)

Shares Issued 6.5 to 1 Reverse
Split March 8, 1999                       1,538,461           1,538

Net Loss for Year Ended 1999              3,500,000           3,500                                     (133,004)       (150,416)
                                        -----------    ------------    ------------    ----------   ------------    ------------
Balance Apr. 30, 1999                     5,038,461    $      5,038                    $    9,000   $   (164,454)   $   (150,416)

Net Loss for Year Ended 2000                                                                            (126,846)       (277,261)
                                        -----------    ------------    ------------    ----------   ------------    ------------
Balance Apr. 30, 2000                     5,038,461    $      5,038                    $    9,000   $   (291,300)   $   (277,261)

Net Loss for Year Ended 2001                                                                            (143,450)       (420,711)
                                        -----------    ------------    ------------    ----------   ------------    ------------
Balance Apr. 30, 2001                     5,038,461    $      5,038    $      9,000                 $   (434,750)   $   (420,711)
AMAC Inc                                ===========    ============    ============    ==========   ============    ============

Shares Issued Sep 28, 2001                8,333,333    $      8,333                     1,069,855                      1,078,188

Gala Loan Capitalized
25 for 1 Reverse Split Sep 29, 2001     (12,836,923)        (12,836)                       12,836

Shares Issued Oct 16, 2001                9,500,000    $      9,500                        (9,500)       434,750         434,750

Acquisition of Europortal Inc
Shares Issued Oct 17, 2001                1,077,268    $      1,077                     4,038,677                      4,039,754

Loans Capitalized
Shares issued Feb 15, 2002                  350,000             350                       262,150                        262,500

Consultants
Exchange rate Diffs                                                                                      (30,838)        (30,838)

Net loss for Year Ended 2002                                                                          (1,159,752)     (1,159,752)

Balance February 28, 2002                11,462,139          11,462                     5,383,018     (1,190,590)      4,203,890

Shares Issued April 26, 2002                 90,211              90                       383,307                        383,397

Acquisition of E-com Multi Ltd
August 3, 2002                                                                          1,274,700                      1,274,700

Acquisition of Hilsten Resources Ltd
Shares issued December 13, 2002
Consultants                                  37,500              38                        93,712                         93,750

Loans Capitalized                                                                          44,167                         44,167

Currency adjustment                                                                        35,845                         35,845

Exchange rate diff                                                                                        61,827          61,827

Net profit for Year Ended 2003                                                                           514,648         514,648

Balance February 28, 2003                11,589,850          11,590                     7,214,749       (614,115)      6,612,224


Shares issued April 23, 2003
Acquisition MAM Software UK Ltd           2,000,000           2,000                     3,998,000                      4,000,000

Shares issued June 3, 2003
Acquisition Automatrix Ltd                  190,000             190                       341,810                        342,000

Preference Shares issued
August 11,2003 less placement Costs       2,030,300           2,030                     4,219,109                      4,221,139

                             AUTO DATA NETWORK INC.

                         SHAREHOLDERS' EQUITY STATEMENT
                FOR THE YEAR ENDED FEBRUARY 29, 2004 (CONTINUED)


                                            Common Stock Issued         Preferred        Total          Acc.       Shareholder's
                                          Shares        Par Value         Shares      Paid Capital    Deficit         Equity
                                        -----------    ------------    ------------   ------------  ------------    ------------
Shares issued August 11,2003
Payments to Consultants                     610,000             610                       761,890                        762,500

Preference shares issued
November 30 2003 less placement
Costs                                     3,298,000                           3,298     6,853,479                      6,856,777

Shares issued November 30, 2003
Payments to consultants                     450,000             450                       562,050                        562,500

Preference shares converted in
Quarter 4                                 4,925,200      (2,462,600)          2,463                                        2,463

Shares January 15, 2004
Acquisition MAM Software UK
                                          1,454,545           1,455                     3,198,544                      3,199,999

Shares issued January 15, 2004
Acquisition of Avenida                      400,000             400                       899,600                        900,000

Net Profit Year ended
February 29, 2004                                                                       3,649,527                      3,649,527

Exchange Rate Difference                                                                 (135,799)                      (135,799)

Other accumulated income                                                                 (349,692)                      (349,692)
                                        -----------    ------------    ------------    ----------   ------------    ------------

Balance at February 29, 2004             21,619,595       2,865,700          24,486    28,049,231      2,549,921      30,623,638


The accompanying notes are an integral part of these financial statements.

                             AUTO DATA NETWORK, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                     FOR THE PERIOD ENDING FEBRUARY 29, 2004


                                                       For the Years Ended
                                                 ------------------------------
                                                 February 29,      February 28,
                                                     2004              2003
                                                 ------------      ------------

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Profit/(Loss) ..........................     $  3,649,527      $    514,648

Depreciation and amortization ..............          499,572           144,853
Write off Goodwill .........................              -0-               -0-
Net Change in Assets, Liabilities
  Accounts receivable ......................       (7,394,452)         (772,227)
  Inventory ................................         (451,338)              -0-
  Prepaid expenses .........................         (176,391)            7,300
  Other current assets .....................         (351,005)          (63,411)
  Other liabilities ........................          655,505                 0
  Accounts payable .........................        1,651,607         1,123,481
  Accrued expenses .........................          259,996           542,861
  Deferred Income ..........................          911,617               -0-
  Other current liabilities ................         (447,407)           (2,374)
  Interest and Tax Payable .................          560,980               -0-
  Total Adjustments ........................       (4,281,316)          980,483

Net Cash Used in Operating Activities ......         (631,789)        1,495,131

CASH FLOWS FROM INVESTING ACTIVITIES .......      (11,010,835)          (56,083)

CASH FLOWS FROM FINANCING ACTIVITIES


Exchange Rate Difference ...................         (401,880)           61,827
Loans Receivable In Excess of One Year .....       (2,870,738)              -0-
Increase/Decrease Bank borrowing ...........         (374,614)          234,319
Other Non-Cash Change (Goodwill) ...........              -0-        (2,844,106)
New Shares Issue ...........................           14,878               128
Additional Paid in Capital .................       20,834,482         1,831,731
                                                 ------------      ------------
  Total ....................................       17,202,128          (716,101)

Net Change in Cash .........................        5,559,504           722,947
Cash Beginning Period ......................          722,961                14
                                                 ------------      ------------
Cash at End of Period ......................        6,282,465           722,961

Bank Overdrafts ............................        1,109,226          (289,744)
                                                 ------------      ------------
  Total ....................................     $  5,173,239           433,217
                                                 ------------      ------------


The accompanying notes are an integral part of these financial statements.

                             AUTO DATA NETWORK, INC.
                          NOTES TO FINANCIAL STATEMENTS
                     FOR THE PERIOD ENDING FEBRUARY 29, 2004

NOTE 1 NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF COMPANY: Auto Data Network, Inc., a Delaware corporation, is the parent company arising from the merger between the company and the following entities: Europortal Inc.; Automatrix Ltd.; County Services and Products Ltd; and E com Multi Ltd. Its aim is to create a dedicated information network between the UK automotive industry, its consumers and trading partners.

NOTE 2 BASIS OF PRESENTATION:

Financial statements are prepared on an accrual basis of accounting where revenue is recognized when earned and expenses when incurred.

NOTE 3 ACCOUNTS PAYABLE:

As of the date of this report there are no judgments or pending litigation outstanding. However management indicates that alternative funding will be required to satisfy liabilities.

NOTE 4 USE OF ESTIMATES:

The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly actual results could differ from these estimates. Significant estimates in the financial statements include the assumption that the company will continue as a going concern.

NOTE 5 CONTINGENT LIABILITY:

There are no contingent liabilities.

NOTE 6 ACQUISITIONS:

During the fiscal year acquisition agreements have been concluded with Hilsten Resources, Ltd., Automatrix (UK) Ltd., and E-Com Multi (UK) Limited.

NOTE 7 DEPRECIATION POLICY:

The Company depreciates its assets over their useful lives on the following basis:- Tangible Assets at 25% per annum of the net book value of the assets. No depreciation is provided in the first 12 months from the date of acquisition of the asset Intangible Assets at 3% per annum but also subject to review of impairment as required by SFAS 144.

NOTE 8 FOREIGN CURRENCY:

The Company's foreign subsidiaries use the local currency as their functional currency. Accordingly, assets and liabilities are translated into U.S. dollars at year end exchange rates, and revenues and expenses are translated at the average rate prevailing during the accounting period.

Provision is made for the difference in exchange rates prevailing at the end of each accounting period end and applied to assets and liabilities in subsidiary companies based abroad. The average exchange rate for the accounting period is applied for Statement of Operations items. There is a gain of $61,827 in this accounting period which is not considered material.

NOTE 9 REVENUE RECOGNITION:

Non-refundable up-front payments received in connection with software licenses and support services are deferred and recognized on a usage basis over the relevant periods of the service agreement, typically 3 or 5 years. All other services supplied are invoiced in arrears and are immediately collectible.

NOTE 10 CASH AND CASH EQUIVALENTS:

This figure includes $719,370 in tradable securities.

NOTE 11 NON CASH CHANGES:

Comprises Goodwill.

NOTE 12 SUBSEQUENT EVENTS:

On January 18, 2003, a Share Sale Agreement was executed relating to the acquisition by Auto Data Network of the entire Share Capital of MAM Software Limited, ("MAM"), a company registered in England and based in Sheffield, South Yorkshire. Completion took place on April 23, 2003.

                             AUTO DATA NETWORK, INC.
                           CONSOLIDATED BALANCE SHEET
                              AS AT AUGUST 31, 2004
                                   (Unaudited)


                                                    AUGUST 31,     FEBRUARY 29,
                                                       2004            2004
                                                   ------------    ------------

                    ASSETS
CURRENT ASSETS
Cash and cash equivalents ......................   $  8,375,681    $  6,282,465
Inventory ......................................      2,345,978       2,419,465
Accounts Receivable ............................     10,240,993      12,398,307
Prepayments and Taxes ..........................      2,515,870         390,531
Other Accounts Receivable ......................      3,835,319         836,970
                                                   ------------    ------------

TOTAL CURRENT ASSETS ...........................     27,313,841      22,327,738
                                                   ============    ============
OTHER ASSETS
Accounts Receivable after more than one year ...        888,945       2,875,458
Tangible Fixed Assets ..........................      1,547,710       2,344,989
Intangible Assets ..............................      2,511,083       1,840,895
Goodwill .......................................     40,365,983      16,856,409
Investments ....................................     10,772,593            --
                                                   ------------    ------------

TOTAL ASSETS ...................................   $ 83,400,155      46,245,489
                                                   ============    ============
    LIABILITIES AND STOCKHOLDERS' (DEFICIT)
CURRENT LIABILITIES
Bank loans and overdrafts ......................   $    509,497       1,109,226
Other short term loans .........................        651,878           8,293
Accounts payable ...............................      6,383,221       7,025,766
Accrued expenses ...............................      1,461,867         659,334
Deferred revenue ...............................      5,641,242         990,108
Other current liabilities ......................      5,454,454       1,566,189
Accrued tax ....................................      2,502,065       1,776,491
                                                   ------------    ------------

TOTAL CURRENT LIABILITIES ......................     22,604,224      13,135,407
                                                   ------------    ------------

LONG TERM LIABILITIES
Deferred revenue ...............................        937,600         911,470
Long term notes payable ........................      1,032,702            --
Other long term liabilities ....................        750,000       1,574,974
                                                   ------------    ------------

TOTAL LIABILITES ...............................   $ 25,324,526    $ 15,621,851
                                                   ============    ============
STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock, $.001 par value;
         authorized 25,000,000 shares;
         9,543,132 issued and outstanding ......          9,543           2,866
Common stock, $.001 par value;
         authorized 50,000,000 shares;
         27,830,727 issued and outstanding .....         27,831          21,620
Additional paid in capital .....................     53,164,711      28,049,231
Retained earnings ..............................      5,308,084       2,868,624
Accumulated other comprehensive loss ...........       (434,540)       (318,703)
                                                   ------------    ------------
TOTAL STOCKHOLDERS' EQUITY .....................     58,075,629      30,623,638
                                                   ------------    ------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .....   $ 83,400,155    $ 46,245,489
                                                   ============    ============


The accompanying notes are an integral part of these financial statements.

                             AUTO DATA NETWORK, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    FOR THE SIX MONTHS ENDED AUGUST 31, 2004
                                   (Unaudited)

                                               Three Months                    Six Months
                                                  Ended                          Ended
                                                August 31,                     August 31,
                                      ----------------------------    ----------------------------
                                          2004            2003            2004            2003
                                      ------------    ------------    ------------    ------------
REVENUES ..........................   $ 16,812,076    $  5,612,054    $ 32,892,311    $  9,006,104
COSTS OF REVENUES .................      8,499,859       1,038,626      17,582,642       2,731,548
                                      ------------    ------------    ------------    ------------

GROSS MARGIN ......................      8,312,217       4,573,428      15,309,669       6,274,556
                                      ------------    ------------    ------------    ------------

OPERATING EXPENSES
Personnel .........................       3,388,55       1,344,724       6,494,136       1,826,869
Sales and marketing ...............        395,719          72,860         659,177         143,576
General and administration ........       2,010,55       1,798,348       3,538,882       2,336,289
Depreciation and amortisation .....          166,8         201,974         358,230         220,725
Rent ..............................          329,3            --           565,487            --
                                      ------------    ------------    ------------    ------------

TOTAL OPERATING EXPENSES ..........      6,291,041       3,417,906      11,615,912       4,527,459
                                      ------------    ------------    ------------    ------------

NET OPERATING PROFIT ..............      2,021,176       1,155,522       3,693,757       1,747,097
INTEREST AND FINANCE CHARGES ......        (54,357)        (40,762)       (212,137)        (54,967)
FOREIGN EXCHANGE GAIN/(LOSS) ......         59,838            --            54,353            --
INTEREST INCOME ...................        120,204            --           122,361            --
                                      ------------    ------------    ------------    ------------

NET PROFIT BEFORE TAXATION ........      2,146,861       1,114,760       3,658,334       1,692,130
PROVISION FOR TAXATION ............        245,200         386,336         471,858         592,246
SHARE OF LOSS IN ASSOCIATE COMPANY         186,204            --           234,407            --
DIVIDEND TO PREFERENCE STOCKHOLDERS        389,803            --           512,609            --
                                      ------------    ------------    ------------    ------------

NET PROFIT ATTRIBUTABLE
         TO COMMON STOCKHOLDERS ...      1,325,654         728,424       2,439,460       1,099,884
OTHER COMPREHENSIVE INCOME/(LOSS):
Foreign currency
         translation adjustments ..       (110,041)       (108,296)       (115,837)       (148,452)
                                      ------------    ------------    ------------    ------------

TOTAL COMPREHENSIVE INCOME ........   $  1,215,613    $    620,128    $  2,246,731    $    951,432
                                      ============    ============    ============    ============
NET PROFIT PER COMMON SHARE,
BASIC AND DILUTED .................           0.05            0.05            0.10            0.08
                                      ============    ============    ============    ============
WEIGHTED AVERAGE
SHARES OUTSTANDING ................     27,049,061      14,389,850      25,413,843      14,389,850
                                      ============    ============    ============    ============


The accompanying notes are an integral part of these financial statements.

                             AUTO DATA NETWORK, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    FOR THE SIX MONTHS ENDED AUGUST 31, 2004
                                   (Unaudited)

                                                                  Six Months Ended
                                                                     August 31,
                                                            ----------------------------
                                                                2004             2003
                                                            ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
         Net Profit .....................................   $  2,439,460    $  1,099,884
         Adjustments to reconcile net profit to
         net cash (used) in operating activities
         Depreciation and other non-cash charges ........        358,230         220,725
         Addback share of losses in associate companies .        234,407            --
Changes in operating  assets and  liabilities  net of
   effects  from  purchase of subsidiaries:
         (Increase)/Decrease in Accounts receivable .....      3,357,593      (7,562,240)
         (Increase) in Other current assets .............     (3,840,172)       (886,761)
         Increase/(Decrease) in Accounts payable ........       (902,374)      2,861,020
         Increase/(Decrease) in Accrued expenses ........       (967,209)      1,739,043
         Increase/(Decrease) in Other current liabilities      2,295,192      (1,271,946)
         Increase in Other non current liabilities ......           --           614,185
                                                            ------------    ------------

NET CASH PROVIDED BY/(USED IN)OPERATING ACTIVITIES ......      2,975,127      (3,186,090)
                                                            ------------    ------------

Effect of exchange rate changes .........................       (115,837)        (57,519)

CASH FLOWS FROM INVESTING ACTIVITIES
         Proceeds from sale of land and buildings .......      1,241,426            --
         Capital expenditure ............................     (1,027,115)       (448,359)
         Payment for purchase of Subsidiaries
                  - net of cash acquired ................    (16,300,015)     (4,314,556)
         Investment in Associate ........................    (11,007,000)           --
                                                            ------------    ------------

NET CASH (USED) IN INVESTING ACTIVITIES .................    (27,092,704)     (4,762,915)
                                                            ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
         Issuance of Common Stock
         - net of fund raising expenses .................      3,328,584      10,273,962
         Issuance of Preferred Stock
         - net of funding costs .........................     21,799,784            --
         Loans receivable after more than one year ......      2,023,235            --
         Repayment of long term bank borrowings .........       (824,973)           --
                                                            ------------    ------------

NET CASH PROVIDED BY FINANCING ACTIVITIES ...............     26,326,630      10,273,962
                                                            ------------    ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS ...............      2,093,216       2,267,438

CASH AND CASH EQUIVALENTS AT
BEGINNING OF PERIOD .....................................      6,282,465         722,961
                                                            ------------    ------------
CASH AND CASH EQUIVALENTS AT
END OF PERIOD ...........................................      8,375,681       2,990,399
                                                            ============    ============


The accompanying notes are an integral part of these financial statements

                             AUTO DATA NETWORK, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The information contained in this report is unaudited, but in our opinion reflects all adjustments necessary to make the financial position and results of operations for the interim periods a fair presentation of our operations and cash flows. All such adjustments are of a normal recurring nature. Certain information and footnote disclosures normally included in financial statements, prepared in accordance with accounting principles generally accepted in the United States, have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

These statements should be read along with the Consolidated Financial Statements and Notes that go along with the Company's audited consolidated financial statements, as well as other financial information for the fiscal year ended February 29, 2004 as presented in the Company's Annual Report on Form 10-KSB. The results of operations and cash flows for the three months ended May 31, 2004 are not necessarily indicative of the results that may be expected for the full fiscal year ending February 28, 2005.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Auto Data Network, Inc. (incorporated in Delaware on November 6, 1996) and its wholly owned subsidiaries Auto Data Network (UK) Limited, Allcars Retail Limited, County Services and Products Limited, E-Com Multi (UK) Limited, MMI Automotive Limited, Ifact Limited, Avenida Technologies Limited, Alliance Consultancy Limited and MAM Software Limited. All significant inter-company accounts and transactions have been eliminated.

GOING CONCERN

The accompanying consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assume that the Company will continue in operation for at least one year and will be able to realize its assets and discharge its liabilities in the normal course of operations. The Company's future capital requirements will depend on numerous factors including, but not limited to, continued progress in developing its products, market penetration and profitable operations from the sale of its products. While management has been successful in raising capital and plans to raise additional equity capital, there can be no assurance that these plans will be achieved.

NATURE OF BUSINESS

Auto Data Network Inc., is a group of companies which provide software products and services to the automotive industry. The company offers a suite of software products that provides an integrated solution to all operational aspects of an automotive dealership. This allows dealerships to operate their businesses more efficiently and achieve considerable cost savings. The suite of software is easily deployed and provides solutions to increasingly valuable and important areas of a dealership business, such as aftermarket and finance.
CONCENTRATIONS OF CREDIT RISK

The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

FOREIGN CURRENCY TRANSLATION

The Company's primary functional currency is the British Pound. Assets and liabilities are translated using the exchange rates in effect at the balance sheet date. Expenses are translated at the average exchange rates in effect during the year. Translation gains and losses not reflected in earnings are reported in accumulated other comprehensive losses in stockholders' deficit.

SIGNIFICANCE OF ESTIMATES

The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the reported amounts and disclosures contained in these financial statements. Actual results could differ from those estimates.

STOCK BASED COMPENSATION

The Company has elected to adopt the disclosure only provisions of SFAS No. 148 and will continue to follow APB Opinion No. 25 and related interpretations in accounting for stock options granted to its employees and directors. Accordingly, employee and director compensation expense is recognized only for those options whose price is less than the market value at the measurement date. When the exercise price of the employee or director stock options is less then the estimated fair value of the underlying stock on the grant date, the Company records deferred compensation for the difference and amortizes this amount to expense in accordance with FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Options or Award Plans, over the vesting period of the options.

Stock options and warrants issued to non-employees are recorded at their fair value as determined in accordance with SFAS No. 123 and Emerging Issues Task
Force (EITF) No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction With Selling Goods or Services, and recognized over the related service period.
..
INCOME PER SHARE

In accordance with SFAS No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin (SAB) No. 98, basic net loss per common share is computed by dividing net income for the period by the weighted average number of common shares outstanding during the period. Under SFAS No. 128, diluted net income per share is computed by dividing the net income for the period by the weighted average number of common and common equivalent shares, such as stock options and warrants, outstanding during the period.

                                                           Six Months Ended
                                                               August 31,
                                                       -------------------------
                                                           2004          2003
                                                       -----------   -----------
Numerator - Net profit .............................   $ 2,439,460   $ 1,099,884
Denominator - Weighted average shares outstanding ..    25,413,843    14,389,850
Net profit per share ...............................   $      0.10   $     0.076

INCOME TAXES

Income taxes are recorded in accordance with SFAS No. 109, Accounting for Income Taxes. This statement requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company is subject to income taxes in the United States of America, United Kingdom, and the state of New York. As of August 31, 2004 and 2003, the Company had net operating profit for income tax reporting purposes of approximately $2,439,460 and $1,099,884, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments include cash equivalents and accounts and notes payable. Because of the short- term nature of these instruments, their fair value approximates their recorded value. The Company does not have material financial instruments with off-balance sheet risk.

RECLASSIFICATIONS

Certain amounts included in prior periods' financial statements have been reclassified to conform to the current year's presentation.

NOTE 2- EQUITY TRANSACTIONS

Between February 12, 2004, and March 30, 2004, the Company sold an aggregate total of 5,105,881 shares of Series B-1 Preferred Stock Convertible Notes, of which 764,581 Series B-1 Preferred Shares were sold to those preferred stockholders who elected to exercise their preemption rights, and between March 31, 2004 and May 20, 2004 the Company sold an aggregate total of 272,526 shares of Series B-2 Preferred Stock Convertible Notes ("Series B Preferred Stock"). All of these sales were made in reliance upon exemptions from registration under the Securities Act of 1933, as amended (the "Act"). We sold all of the Series B Preferred Stock for $3.80 per share. Each of the Series B Preferred Stock shares is currently convertible into two (2) shares of our common stock. For each five
(5) shares of Series B Preferred Stock purchased, subscribing investors received warrants to purchase two (2) shares of the Company's common stock at an initial exercise price equal to $2.50 per share. In addition, the Company issued warrants to purchase up to 1,068,085 shares of our common stock to various investment advisors and consultants. These warrants are exercisable at the price of $1.90 per share.

NOTE 3 - COMMITMENTS

The company's corporate headquarters are located at 5 Century Place, Lamberts Road, Tunbridge Wells, Kent TN2 3EH, United Kingdom. ADN also has offices at 712 Fifth Avenue 19th Floor New York NY10019 and in London at 32 Haymarket, London SW1Y 4TP. The company occupies approximately 1500 square feet on one floor at its corporate headquarters, which is leased, approximately 300 square feet on one floor in the New York office, and approximately 600 square feet on one floor at the London office. The aggregate cost to the Company for its office accommodation is $31,800 per month.

                            BACK COVER OF PROSPECTUS

                      DEALER PROSPECTUS DELIVERY OBLIGATION

UNTIL _______2006, (TWO YEAR ANNIVERSARY OF EFFECTIVE DATE) ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article Seventh of our Certificate of Incorporation states: "No director shall be personally liable to the Corporation of its stockholders for monetary damages for any breach of fiduciary duty by such director as a di4rector. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith of laws, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived a personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment."

Further, indemnification of officers and directors of the company is provided for under the Article XI of the Company's by-laws which state that "Each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigation (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

The right to indemnification conferred shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its disposition: provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer), to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

Section 145 of the Delaware General Corporation Law authorizes us to indemnify any director or officer under prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceedings, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being one of our directors or officers if it is determined that the person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Advanced Media pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

We estimate the following expenses in connection with this registration.


SEC registration fee ..........................      $ 1,500
Printing costs ................................        2,500
Blue sky fees .................................        5,000
Accounting fees and expenses ..................        5,000
Legal fees and expenses .......................       10,000
Miscellaneous .................................        1,000
                                                     -------

Total .........................................      $25,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

From June 1, 2003 through October 15, 2003, we sold an aggregate total of 5,328,000 shares of preferred stock, 500,000 were Series A-1 Convertible Promissory Note Preferred Stock and 4,828,000 were Series A-2 Preferred Stock. All of these sales were made in reliance upon exemptions from registration under the Securities Act of 1933, as amended (the "Act"). These transactions are listed under the Preferred Stock table in the Selling Shareholders portion of this registration statement. All shares were sold at the price of $2.50 per share.

Between February 12, 2004, and May 20, 2004, we sold an aggregate total of 5,378,407 shares of Series B Preferred Stock in a private placement (of this amount, 764,581 shares were subscribed for by Series A Preferred shareholders exercising their preemptive rights) and issued warrants to purchase an aggregate of 3,219,446 shares of common stock, 2,151,361 of which have an exercise price of $2.50 per share and 1,068,085 of which have an exercise price of $1.90 per share.

All shares of the Series B Preferred Stock were sold at the price of $3.80 per share. Each of these preferred shares is currently convertible into two (2) shares of our common stock. For each five (5) shares of Series B Preferred Stock purchased, subscribing investors receive two (2) warrants to purchase shares of the Company's common stock at an initial exercise price equal to $2.50 per share. The shares of common stock underlying these preferred shares and warrants are being registered pursuant to this registration statement. In addition to selling those shares, we issued warrants to purchase up to 1,068,085 shares of our common stock to various investment advisors and consultants. These warrants are exercisable at the price of $1.90 per share.

As a result of our sale of 5,378,407 shares of Series B Preferred Stock in a private placement, we received $20,437,947 in proceeds. Approximately 55% of those proceeds were used to acquire DCS Automotive and approximately 35% for working capital. Approximately 10% represents the costs of raising the funds, including offering expenses.

Since the Series D-1 Preferred Stock were issued in connection with the acquisition of CarParts Technologies, Inc., there was no cash contribution to the Company from the issuance. We may receive up to approximately $81,000 from the exercise of warrants issued to Series D-1 Preferred Stock shareholders. Those funds will be applied to working capital.

The common stock underlying the soon to be designated Series D-2 Convertible Preferred Shares will not be issued until such time as: (i) this Registration Statement is declared effective by the Securities & Exchange Commission; and,
(ii) a final determination of the number of Series D-2 Convertible Preferred Shares is made on or after February 28, 2005. However, under no circumstances will the Company issue more than 2,660,600 shares of its common stock pursuant to the converstion of Series D-2 Convertible Preferred Stock.

Unless otherwise stated, each of the persons who received these unregistered securities had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risk of the receipt of these securities, and that they were knowledgeable about our operations and financial condition;
(ii) no underwriter participated in, nor did we pay any commission or fees to any underwrite in connection with the transactions; (iii) the transactions did not involve a public offering; and, (iv) each certificate issued for these unregistered securities contained a legend stating that the securities have not been registered under the Act and setting forth the restrictions on the transferability and the sale of the securities.

In addition, between February 12, 2004 and May 20, 2004, we issued warrants to purchase shares of common stock in the Company. These were issued as consideration for assistance in placing the preferred stock, the sale of which is described above, and to other consultants and advisors. The warrants were issued as follows:

1. Warrants to purchase up to 380,310 shares of common stock at an exercise price of $1.90 per share were granted to Middlebury Capital, LLC. These were granted as compensation for placement agents for the preferred stock. These are exercisable through May 20, 2009.

2. Warrants to purchase up to 302,631 shares of common stock at an exercise price of $1.90 per share were granted to Sloan Securities Corp. These were granted as compensation for placement agents for the preferred stock. These are exercisable through May 20, 2009.

3. Warrants to purchase up to 96,202 shares of common stock at an exercise price of $1.90 per share were granted to Vertical Capital. These were granted as compensation for placement agents for the preferred stock. These are exercisable through March 12, 2009.

4. Warrants to purchase up to 284 shares of common stock at an exercise price of $1.90 per share were granted to IQ Ventures. These were granted as compensation for placement agents for the preferred stock. These are exercisable through March 12, 2009.

5. Warrants to purchase up to 236,026 shares of common stock at an exercise price of $1.90 per share were granted to Griffin Securities. These were granted as compensation for placement agents for the preferred stock. These are exercisable through March 12, 2009.

6. Warrants to purchase up to 52,632 shares of common stock at an exercise price of $1.90 per share were granted to Newport Capital. These were granted as compensation for placement agents for the preferred stock. These are exercisable through March 12, 2009.

ITEM 27. EXHIBITS.

The following exhibits are filed or incorporated by reference as part of this Registration Statement.

The following exhibits are filed or incorporated by reference as part of this Registration Statement.

(3)      ARTICLES OF INCORPORATION AND BYLAWS

         3.1 Certificate of Incorporation of the registrant (then named Medic Media, Inc.) dated November 6, 1996, and filed with the State of Delaware, Secretary of State, Division of Corporations on November 6, 1996;

         3.2 Certificate of Renewal and Revival of Charter of the registrant (then named Medic Media, Inc.) dated July 27, 1998, and filed with the State of Delaware, Secretary of State, Division of Corporations on July 29, 2003;

         3.3 Certificate of Amendment of Certificate of Incorporation of the registrant (then named Medic Media, Inc.) dated March 10, 1999 and filed with the State of Delaware, Secretary of State, Division of Corporations on March 30, 1999 (changing name to AMAC, Inc.);

         3.4 Certificate of Resignation of Registered Agent of AMAC Inc., dated August 17, 2001, and filed with the State of Delaware, Secretary of State, Division of Corporations on August 17, 2001;

         3.5 Certificate of Renewal and Revival of Charter of the registrant (then named AMAC, Inc.) dated October 3, 2001, and filed with the State of Delaware, Secretary of State, Division of Corporations on October 4, 2001;

         3.6 Certificate of Amendment of Certificate of Incorporation of the registrant (then named AMAC, Inc.) dated October 2nd, 2001 and filed with the State of Delaware, Secretary of State, Division of Corporations on October 4, 2001(changing name to Auto Data Network, Inc.);

         3.7 Certificate of Amendment of Certificate of Incorporation of the registrant, dated July 18, 2001 and filed with the State of Delaware, Secretary of State, Division of Corporations on July 27, 2001(changing authorized stock);

         3.8 Certificate of Renewal and Revival of Charter of the registrant dated June 9, 2003, and filed with the State of Delaware, Secretary of State, Division of Corporations on June 10, 2003;

         3.9 Certificate of Designations, Preferences and Rights of Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock of Auto Data

                  Network, Inc. of the registrant dated July 15, 2003, and filed with the State of Delaware, Secretary of State, Division of Corporations on July 15, 2003, filed as "Exhibit 4.1" to Registrant's Report on Form 8-K filed with the Commission on August 20, 2003;

         3.10 Bylaws of the registrant dated July 15, 2003, and filed with the State of Delaware, Secretary of State, Division of Corporations on July 15, 2003, previously filed with the Commission;

         3.11 Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Auto Data Network, Inc. of the registrant dated January 20, 2004, and filed with the State of Delaware, Secretary of State, Division of Corporations on March 10, 2004, filed as "Exhibit 4.1" to Registrant's Report on Form 8-K filed with the Commission on March 19, 2004;

(4)      INSTRUMENTS   DEFINING  THE  RIGHTS  OF  SECURITY  HOLDERS,   INCLUDING
         INDENTURES

         4.1      Certificate   of  Common  Stock  filed  as  "Exhibit  4.1"  to
                  Registrant's Registration Statement on Form SB-2 filed with the Commission on November 6, 2003;.

         4.2 Certificate of Series B Convertible Stock filed as "Exhibit 4.4" to Registrant's Report on Form 8-K filed with the Commission on March 19, 2003;

         4.3 Certificate of Designations, etc. listed as "Exhibit 3.11" above;


(5)      OPINION ON LEGALITY

         5.1 Opinion of L. Stephen Albright regarding the legality of the securities being registered

(10)     MATERIAL CONTRACTS

         10.1 Form of Securities Purchase Agreement by and among Registrant, on the one hand, and certain purchasers, on the other hand, dated as of February 12, 2004, filed as "Exhibit 10.22" to Registrant's Report on Form 8-K filed with the Commission on March 19, 2003;

         10.2 Form of Purchase Warrant, dated March 11, 2004, filed as "Exhibit 4.3" to Registrant's Report on Form 8-K filed with the Commission on March 19, 2003;


         10.3 Form of Registration Rights Agreement by and among Registrant, on the one hand, and certain purchasers, on the other hand, dated as of February 12, 2004, filed as "Exhibit 10.23" to Registrant's Report on Form 8-K filed with the Commission on March 19, 2003;

         10.4 Certificate of Designations, Preferences And Rights Of Series D-1 Convertible Preferred Stock of Auto Data Network, Inc., adopted by Issuers Board of Directors on August 2, 2004;

         10.5 Form of Auto Data Network Inc. Unsecured Convertible Promissory Note issued to shareholders of CarParts Technologies, Inc. and which is convertible into the Series D-1 Convertible Preferred Stock described in Exhibit 10.4 above;

         10.6 Form of Warrant Agreement for Junior Preferred Stock (aka Series D-1 Convertible Preferred Stock) of Auto Data Network, Inc. issued to shareholders of CarParts Technologies, Inc. and which, under certain circumstances, provides for the issuance of warrants to purchase additional shares of Series D-1 Convertible Preferred Stock described in Exhibit 10.4 above.

(21)     SUBSIDIARIES OF THE REGISTRANT

         21.1     Subsidiaries of the Registrant B NONE

(23)     CONSENTS OF EXPERTS AND COUNSEL

         23.1     Consent of Accountants

         23.2     Consent of L. Stephen Albright, see Item 5.1 above

ITEM 28. UNDERTAKINGS.

(a)      The undersigned registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
                  (iii) To include any additional or changed material information on the plan of distribution;

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2, as amended, and authorized this registration statement to be signed on its behalf by the undersigned, in the New York City, State of New York, on November 17, 2004.


                                             AUTO DATA NETWORK, INC.,
                                        A Delaware corporation, Registrant


                                           By: /S/ CHRISTOPHER R. GLOVER
                                               -------------------------
                                               Christopher R. Glover,
                                        Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          NAME                          TITLE                         DATE
          ----                          -----                         ----

/S/ CHRISTOPHER R. GLOVER     Chairman, Chief Executive        November 17, 2004
 ------------------------     Officer, and Director
Christopher R. Glover         (Principal Executive Officer)



/S/ LEE J. COLE               Chief Financial Officer          November 17, 2004
-------------------------     (Principal Financial Officer)
Lee J. Cole                   and Director

                                 EXHIBITS INDEX

         EXHIBIT NO.                 TITLE OF DOCUMENT
         -----------                 -----------------

         The following exhibits are filed or incorporated by reference as part of this Registration Statement.

(3)      ARTICLES OF INCORPORATION AND BYLAWS

         3.1 Certificate of Incorporation of the registrant (then named Medic Media, Inc.) dated November 6, 1996, and filed with the State of Delaware, Secretary of State, Division of Corporations on November 6, 1996;

         3.2 Certificate of Renewal and Revival of Charter of the registrant (then named Medic Media, Inc.) dated July 27, 1998, and filed with the State of Delaware, Secretary of State, Division of Corporations on July 29, 2003;

         3.3 Certificate of Amendment of Certificate of Incorporation of the registrant (then named Medic Media, Inc.) dated March 10, 1999 and filed with the State of Delaware, Secretary of State, Division of Corporations on March 30, 1999 (changing name to AMAC, Inc.);

         3.4 Certificate of Resignation of Registered Agent of AMAC Inc., dated August 17, 2001, and filed with the State of Delaware, Secretary of State, Division of Corporations on August 17, 2001;

         3.5 Certificate of Renewal and Revival of Charter of the registrant (then named AMAC, Inc.) dated October 3, 2001, and filed with the State of Delaware, Secretary of State, Division of Corporations on October 4, 2001;

         3.6 Certificate of Amendment of Certificate of Incorporation of the registrant (then named AMAC, Inc.) dated October 2nd, 2001 and filed with the State of Delaware, Secretary of State, Division of Corporations on October 4, 2001(changing name to Auto Data Network, Inc.);

         3.7 Certificate of Amendment of Certificate of Incorporation of the registrant, dated July 18, 2001 and filed with the State of Delaware, Secretary of State, Division of Corporations on July 27, 2001(changing authorized stock);

         3.8      Certificate   of  Renewal   and  Revival  of  Charter  of  the
registrant dated June 9, 2003, and filed with the State of Delaware, Secretary of State, Division of Corporations on June 10, 2003;

         3.9 Certificate of Designations, Preferences and Rights of Series A-1 Convertible Preferred Stock and Series A-2 Convertible Preferred Stock of Auto Data Network, Inc. of the registrant dated July 15, 2003, and filed with the State of Delaware, Secretary of State, Division of Corporations on July 15, 2003, filed as "Exhibit 4.1" to Registrant's Report on Form 8-K filed with the Commission on August 20, 2003;

         3.10 Bylaws of the registrant dated July 15, 2003, and filed with the State of Delaware, Secretary of State, Division of Corporations on July 15, 2003, previously filed with the Commission;

         3.11 Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Auto Data Network, Inc. of the registrant dated January 20, 2004, and filed with the State of Delaware, Secretary of State, Division of Corporations on March 10, 2004, filed as "Exhibit 4.1" to Registrant's Report on Form 8-K filed with the Commission on March 19, 2004;

(4)      INSTRUMENTS   DEFINING  THE  RIGHTS  OF  SECURITY  HOLDERS,   INCLUDING
         INDENTURES

         4.1      Certificate   of  Common  Stock  filed  as  "Exhibit  4.1"  to
Registrant's Registration Statement on Form SB-2 filed with the Commission on November 6, 2003;.

         4.2 Certificate of Series B Convertible Stock filed as "Exhibit 4.4" to Registrant's Report on Form 8-K filed with the Commission on March 19, 2003;

         4.3      Certificate  of  Designations,  etc.  listed as  Exhibit  3.11 above;

(5)      OPINION ON LEGALITY

         5.1 Opinion of L. Stephen Albright regarding the legality of the securities being registered

(10)     MATERIAL CONTRACTS

         10.1 Form of Securities Purchase Agreement by and among Registrant, on the one hand, and certain purchasers, on the other hand, dated as of February 12, 2004, filed as "Exhibit 10.22" to Registrant's Report on Form 8-K filed with the Commission on March 19, 2003;

         10.2 Form of Purchase Warrant, dated March 11, 2004, filed as "Exhibit 4.3" to Registrant's Report on Form 8-K filed with the Commission on March 19, 2003;

         10.3 Form of Registration Rights Agreement by and among Registrant, on the one hand, and certain purchasers, on the other hand, dated as of February 12, 2004, filed as "Exhibit 10.23" to Registrant's Report on Form 8-K filed with the Commission on March 19, 2003;

         10.4 Certificate of Designations, Preferences And Rights Of Series D-1 Convertible Preferred Stock of Auto Data Network, Inc., adopted by Issuers Board of Directors on August 2, 2004;

         10.5 Form of Auto Data Network Inc. Unsecured Convertible Promissory Note issued to shareholders of CarParts Technologies, Inc. and which is convertible into the Series D-1 Convertible Preferred Stock described in
Exhibit 10.4 above;

         10.6 Form of Warrant Agreement for Junior Preferred Stock (aka Series D-1 Convertible Preferred Stock) of Auto Data Network, Inc. issued to shareholders of CarParts Technologies, Inc. and which, under certain circumstances, provides for the issuance of warrants to purchase additional shares of Series D-1 Convertible Preferred Stock described in Exhibit 10.4 above.

(21)     SUBSIDIARIES OF THE REGISTRANT

         21.1     Subsidiaries of the Registrant

                  NONE

(23)     CONSENTS OF EXPERTS AND COUNSEL

         23.1     Consent of Accountants

         23.2     Consent of L. Stephen Albright, see Item 5.1 above